ASSET PURCHASE AGREEMENT

                               Dated June __, 2003

                                 By and between

                           Photogen Technologies, Inc.

                                       And

                          Alliance Pharmaceutical Corp.



Table of Contents

ARTICLE I THE ACQUISITION.....................................................1

   1.1      Purchase of Assets................................................1
   1.2      Purchase Price for Assets.........................................4
   1.3      Earnout Provisions................................................7
   1.4      Adjustment to Purchase Price.....................................13
   1.5      Sales Taxes......................................................13
   1.6      Allocation.......................................................13
   1.7      Closing..........................................................14
   1.8      Non-Assignment or Subcontracting of Certain Assets...............15

ARTICLE II REPRESENTATIONS AND WARRANTIES OF SELLER..........................15

   2.1      Organization of Seller...........................................15
   2.2      Due Authorization................................................16
   2.3      Due Execution and Enforceability.................................16
   2.4      No Conflict......................................................16
   2.5      No Pending Actions...............................................16
   2.6      Seller Financial Statements and Reports..........................17
   2.7      Ownership and Transfer of Assets.................................18
   2.8      Restrictions on Business Activities..............................18
   2.9      Condition of Acquired Assets.....................................18
   2.10     Intellectual Property............................................18
   2.11     Contracts........................................................20
   2.12     Governmental Authorization.......................................21
   2.13     Inspections and Investigations...................................22
   2.14     Fraud and Abuse; False Claims....................................22
   2.15     FDA Matters......................................................23
   2.16     Taxes............................................................24
   2.17     Brokers' or Finders' Fees........................................25
   2.18     Representations Complete.........................................25
   2.19     Material Adverse Change..........................................25
   2.20     Litigation.......................................................26
   2.21     Knowledge........................................................27
   2.22     Products.........................................................27
   2.23     No Undisclosed Liabilities.......................................27
   2.24     Inventory........................................................28
   2.25     Product Warranties and Product Liability.........................28
   2.26     Labor Relations..................................................28
   2.27     Customers and Suppliers..........................................28
   2.28     Approval and Recommendation......................................29
   2.29     Environmental Matters............................................29
   2.30     Sale of Assets...................................................30
   2.31     Investment Representations.......................................30

ARTICLE III REPRESENTATIONS AND WARRANTIES OF BUYER..........................31

   3.1      Organization, Standing and Power.................................32
   3.2      Authority........................................................32
   3.3      Due Execution and Enforceability.................................32
   3.4      No Conflict......................................................32
   3.5      Consents and Approvals of Government Authorities.................33
   3.6      Photogen Shares..................................................33
   3.7      SEC Filings......................................................33
   3.8      Nasdaq Compliance................................................33
   3.9      No General Solicitation..........................................34
   3.10     Brokers..........................................................34
   3.11     Investment Representations.......................................34

ARTICLE IV CONDUCT PRIOR TO THE CLOSING DATE.................................35

   4.1      Conduct of Business..............................................35
   4.2      Certain Creditor Actions.........................................36

ARTICLE V ADDITIONAL AGREEMENTS..............................................36

   5.1      Access to Information............................................36
   5.2      Confidentiality..................................................36
   5.3      Expenses.........................................................36
   5.4      Public Disclosure................................................36
   5.5      Consents.........................................................36
   5.6      Commercially Reasonable Efforts..................................36
   5.7      Notification of Certain Matters..................................36
   5.8      Additional Documents and Further Assurances......................36
   5.9      Tax Returns......................................................36
   5.10     Payment of Taxes.................................................36
   5.11     Employees........................................................36
   5.12     Cooperation and Records Retention................................36
   5.13     Exclusivity; Break-up Fee........................................36
   5.14     Creditor Agreements..............................................36
   5.15     Chugai...........................................................36

ARTICLE VI CONDITIONS TO THE ACQUISITION.....................................36

    6.1      Conditions to Obligations of Each Party to
              Effect the Acquisition.........................................36
    6.2      Additional Conditions to Obligations of Seller..................36
    6.3      Additional Conditions to the Obligations of Buyer...............36

ARTICLE VII SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION......36

    7.1      Survival of Representations and Warranties......................36
    7.2      Indemnitors; Indemnified Persons................................36
    7.3      Seller Indemnity................................................36
    7.4      Buyer Indemnity.................................................36
    7.5      Procedures for Indemnification; Defense.........................36
    7.6      Indemnification Threshold.......................................36
    7.7      Intellectual Property Claims....................................36
    7.8      Escrow; Right of Set-Off........................................36
    7.9      Exclusive Remedy................................................36

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER...............................36

    8.1      Termination.....................................................36
    8.2      Effect of Termination...........................................36
    8.3      Amendment.......................................................36
    8.4      Extension; Waiver...............................................36

ARTICLE IX [INTENTIONALLY OMITTED]...........................................36


ARTICLE X GENERAL PROVISIONS.................................................36

    10.1     Attorneys' Fees.................................................36
    10.2     Notices.........................................................36
    10.3     Interpretation..................................................36
    10.4     Counterparts....................................................36
    10.5     Entire Agreement................................................36
    10.6     Assignment......................................................36
    10.7     Severability....................................................36
    10.8     Other Remedies..................................................36
    10.9     Governing Law and Jurisdiction..................................36
    10.10    Rules of Construction...........................................36

                            ASSET PURCHASE AGREEMENT

          This ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of June __, 2003 by and between Photogen Technologies, Inc., a Nevada corporation ("Buyer"), and Alliance Pharmaceutical Corp., a New York corporation ("Seller").

                                    RECITALS

          A. Seller is engaged in, among other businesses, the business of designing, developing, manufacturing, marketing, selling, licensing, supporting and maintaining imaging modalities in connection with Seller's imaging and diagnostic imaging business (the "Business").

          B. The Boards of Directors of each of Seller and Buyer believe it is in the best interests of each company and its respective stockholders that Buyer acquire certain of the assets of, assume certain of the liabilities of, and hire certain employees of Seller (the "Acquisition") related to the Business.

          NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE I
                                 THE ACQUISITION

1.1 PURCHASE OF ASSETS.

          (a) PURCHASE AND SALE OF ASSETS. On the terms and subject to the conditions set forth in this Agreement, Seller will sell, convey, transfer, assign and deliver to Buyer, and Buyer will purchase and acquire from Seller on the Closing Date (as defined in Section 1.5), all of Seller's rights, title and interest in and to all of the assets of Seller for all imaging modalities, tangible or intangible (collectively, the "Acquired Assets") free and clear of all mortgages, liens, pledges, leases, charges, claims, security interests or other encumbrances or restrictions of any sort (collectively, "Liens") (excluding the Liens listed on SCHEDULE 2.9), including without limitation, the following:

               (i) All of the Seller's assets related to the designing, developing, manufacturing, marketing, selling, licensing, supporting and maintaining the Imagent(R) product as described on SCHEDULE 1.1(a)(i), and all derivations, improvements, formulations, products and process related thereto as in existence on the Closing Date (the "Products" or the "Imagent Products"),

               (ii) all intellectual property of Seller related to the Acquired Assets (collectively, with the Products, "Intellectual Property"), including without limitation:

               (A) all market information, business plans, marketing plans, customer lists, supplier lists, and covenants not to compete,

               (B) all patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice), copyrights, copyrightable works, trademarks (including but not limited to "Imagent(R)" and "Imavist(TM)" and all derivations thereof), and service marks, and all registrations, applications and renewals for any of the foregoing, including without limitation the patents on SCHEDULE 2.10(d)(i), the Trademarks and the Copyrights (each as defined in Section 2.10),

               (C) all trade dress, trade names, logos, slogans and Internet domain names, trade secrets, confidential information, proprietary information, technology rights and licenses, proprietary rights and processes, know-how, research and development,

               (D) all items referred to in the FDA Matters Agreement (as defined below),

               (E) all things authored, discovered, developed, made, perfected, improved, designed, engineered, devised, acquired, produced, conceived or first reduced to practice by Seller that are relevant to an understanding or to the development of the Acquired Assets or to the performance by the Acquired Assets of their intended functions or purposes, whether tangible or intangible, in any stage of development,

               (F) all enhancements, designs, technology, improvements, inventions, works of authorship, formulas, compositions, permits, routines, subroutines, processes, techniques, concepts, computer software and source code, object code, flow charts, drawings, specifications, diagrams, coding sheets, listings, annotations, programmers' notes, information, work papers, work product, and other materials of any types whatsoever,

               (G) any goodwill associated with any of the foregoing, and

               (H) all claims and causes of action whether or not currently asserted in any pending litigation relating to any of the foregoing, including without limitation claims and causes of action arising from or related to the Business, the Patents (as defined in Section 2.10(d) hereof) or the Intellectual Property;

               (iii) The right, but not the obligation, to employ up to all employees of Seller on the Closing Date;

               (iv) All machinery, equipment, furniture, office equipment, computers, computer equipment, spare parts, supplies, tools, vehicles and other fixed assets owned by Seller or used by it in conjunction with any aspect of the Business; PROVIDED, HOWEVER, that Buyer shall have the right to assume or reject leases for leased equipment in its sole discretion;

               (v) All inventory of Seller owned by Seller or used by it in conjunction with any aspect of the Business as of the Closing Date, including without limitation work-in-progress, finished goods and supplies (the "Inventory");

               (vi) All other property, plant, equipment, leasehold improvements and other assets owned by Seller or used by it in connection with the Business; and

               (vii) All books, records and files of Seller relating to the Business and the Acquired Assets and the operations thereof for the period ending on or before the Closing Date.

          (b) ASSETS NOT ACQUIRED. Seller shall retain all assets set forth on
Schedule 1.1(b), including but not limited to all cash and cash equivalents as of the Closing Date.

          (c) ASSUMPTION OF LIABILITIES. At the Closing Date, Buyer shall assume only the obligations and liabilities of Seller (collectively, the "Assumed Liabilities") arising after the Closing Date pursuant to (i) the Assigned Contracts set forth on Schedule 2.11 and (ii) any Contracts which are entered into in the ordinary course of business after the date of this Agreement relating to the Acquired Assets (collectively, the "Subsequent Contracts"); provided that such Subsequent Contracts are both consistent as to nature and scope with the Assigned Contracts and do not have an economic value in excess of $25,000. Buyer shall not assume any liabilities or obligations of Seller except for the Assumed Liabilities. Without limiting the foregoing, it is expressly agreed that Buyer shall not assume, and shall have no liability for, any liabilities or obligations of the Seller not specifically set forth on Schedule 2.11, including, without limitation, the following (the "Excluded Liabilities"):

               (i) any liability or obligation of the Seller for any Federal, state, local or foreign income, sales, use, employment, property, withholding, capital gains or franchise taxes or taxes on capital (including, without limitation, any deferred income tax liability and any penalties and interest thereon) or other taxes incurred or accrued by Seller;

               (ii) any liability or obligation for expenses incurred by, or for claims made against, the Seller in connection with or resulting from or attributable to this Agreement or the transactions contemplated hereby, if any;

               (iii) any liability or obligation for any investment banking, brokerage or similar charge or commission, or any attorneys' or accountants' fees and expenses, payable or incurred by the Seller in connection with the preparation, negotiation, execution or delivery of this Agreement or the transactions contemplated hereby;

               (iv) any liability or obligation of the Seller to Buyer arising out of any misrepresentation or breach of any warranty of the Seller contained in this Agreement or any of the schedules or exhibits hereto or in any certificate, agreement, instrument or other document delivered pursuant hereto or out of the failure of the Seller to perform any of its agreements or covenants contained herein or therein or to perform or satisfy any of the Excluded Liabilities;

               (v) any liability or obligation to or in respect of employees including, without limitation, liabilities and obligations in respect of payroll, compensation, benefits, annual, semi-annual and other bonuses, change of control, accrued vacation and severance and any liability or obligation under any employee pension, benefit, 401(k) or other plan that were incurred or accrued prior to the Closing Date, except for stay or retention bonuses paid, or similar inducements given, by Buyer to any employee of Seller;

               (vi) any liability or obligation for or in respect of indebtedness of Seller for borrowed money;

               (vii) any liability or obligation for or in respect of outstanding accounts payables, including without limitation any and all liabilities or obligations to the Seller's creditors who are owed the amounts set forth in Column VI of SCHEDULE 2.23(a); and

               (vii) any liability arising from or relating to the operation of the Business on or prior to the Closing Date, including without limitation all contingent liabilities of every kind and nature, including but not limited to product and product liability claims and express or implied warranty claims, and including without limitation the claims asserted in the action SLF LIMITED PARTNERSHIP V. MOLECULAR BIOSYSTEMS, INC., United States District Court Northern District of Illinois, Eastern Division, Case No. 01 C9576 (the "Feinstein Litigation").

               The Seller shall remain fully liable for the Excluded Liabilities. Seller will indemnify and hold Buyer harmless from and against any and all losses, costs, expenses, claims, liabilities, deficiencies, judgments and damages incurred or suffered by Buyer or any of its affiliates related to or arising out of any Excluded Liability.

          (d) RISK OF LOSS. In the event any of the Acquired Assets are unavailable for delivery to Buyer on the Closing Date as a result of risks for which such Acquired Assets were insured by Seller, Buyer may at its option elect
(i) to require Seller to deliver to Buyer assignments of such Seller's rights under its insurance policies, if any, applicable to such Acquired Assets and to close on that basis, or (ii) to not close due to the failure of a condition to closing if the amount of the loss reasonably can be expected to be in excess of $25,000, unless Seller has used the proceeds of any insurance proceeds to repair or replace such Assets to Buyer's satisfaction. Seller hereby agrees to make an assignment of its rights under its insurance policies if Buyer so elects and if Seller can do so without violating the terms and conditions of such insurance policies.

1.2 PURCHASE PRICE FOR ASSETS. As consideration (the "Purchase Price") for the sale of the Acquired Assets to Buyer, in addition to the assumption of the Assumed Liabilities provided by Section 1.1(c):

          (a) at the Closing or as otherwise provided on SCHEDULE 1.2(A), on the terms and subject to the conditions set forth in this Agreement, Buyer shall (i) pay on Seller's behalf to each person listed on SCHEDULE 1.2(A) hereto the amount of cash (which shall include any payments in cash made prior to the Closing in contemplation of the closing of this Agreement and the transactions contemplated hereby, at the Closing and after the Closing) (the "Cash Consideration") set forth opposite each person's name and (ii) issue on Seller's behalf to each person listed on SCHEDULE 1.2(A) hereto the number of shares of common stock of the Buyer (the "Shares") set forth opposite each person's name (the "Equity Consideration"), in each case either at the Closing or at such later dates as set forth on SCHEDULE 1.2(A). Seller agrees and acknowledges that the Shares are being issued beneficially to Seller, and Seller directs Buyer to deliver the Shares directly to the persons entitled to receive the Shares in accordance with clause (ii) of the preceding sentence. For purposes of this Agreement, except as expressly noted on SCHEDULE 1.2(A) or as expressly agreed to by the Buyer with respect to Section 1.2(b) issuances, the Shares shall be valued based on the average closing bid price of Buyer's common stock as reported by the Nasdaq Stock Market Inc. ("Nasdaq") for the ten trading days immediately preceding the date of issuance (which, if issued as of the Closing, will be the ten trading days immediately prior to the Closing Date).

          (b) post-Closing, the Buyer may, in its sole discretion, after notice to and discussion with the Seller, and on the Seller's behalf, pay an additional amount of cash, or issue additional Shares, or both, to creditors of the Seller whose claims were not satisfied pursuant to Section 1.2(a) above. Any cash paid or Shares issued pursuant to this Section 1.2(b), plus reasonable legal and accounting expenses incurred by the Buyer in connection with the negotiation and documentation of such payments, shall be considered part of the Cash Consideration and the Equity Consideration, respectively.

          (c) post-Closing, if the Buyer, in its sole discretion, commences any action or defends any action relating to a claim referred to in SCHEDULE 2.20 or to the Patents, then any amounts expended by the Buyer in connection with such action for reasonable legal, accounting and similar professional fees, up to a maximum amount of $1,000,000 (whether paid in cash or by issuance of equity of the Buyer), shall be considered part of the Cash Consideration.

          (d) the Buyer shall pay the Seller an Earnout (the "Earnout"), subject to the terms and conditions in Section 1.3 below; and

          (e) the 8% Convertible Secured Notes issued by the Seller to the Buyer (the "Bridge Notes") in the aggregate principal amount, plus accrued interest thereon as of the Closing Date, as set forth on SCHEDULE 1.2(E) hereto (the "Bridge Loan Amount") shall be cancelled, subject to the terms and conditions in
Section 1.3 below.

          (f) CHARACTERIZATION OF PURCHASE PRICE. For purposes of this
Agreement:

               (i) None (zero) of the Cash Consideration and the Equity Consideration shall be referred to herein as the "Fixed Price Offset."

               (ii) Any amounts paid by the Buyer pursuant to Section 1.2(b) and
                    1.2(c) above or credited to the Buyer pursuant to Section
                    1.4 hereof shall be referred to herein as the "Contingency Price Offset."

               (iii) The Bridge Loan Amount is sometimes referred to herein as the "Bridge Loan Offset."

               (iv) The Fixed Price Offset, the Contingency Price Offset and the
                    Bridge Loan Offset are sometimes collectively referred to herein as the "Offsets."

          (g) EQUITY CONVERSION. From and after the first anniversary of the Closing Date the Buyer shall have the right at its sole option, exercisable as specified herein, to require the Seller to issue to the Buyer shares of the Seller's common stock ("Seller Shares") in exchange for the reduction of the then outstanding amount of the Bridge Loan Offset, the Contingency Price Offset, the Fixed Price Offset or a combination of the Offsets (the "Conversion Right"). The number of Seller Shares to be issued in connection with the Conversion Right shall be determined by dividing the amount of the reductions of the Bridge Loan Offset, the Contingency Offset or the Fixed Price Offset by their applicable Exchange Price (as defined below). The Conversion Right may be exercised by providing written notice thereof to the Seller, which notice shall specify the number of Seller Shares to be issued, the amount of the reduction of the Bridge Loan Offset, the Contingency Price Offset, the Fixed Price Offset, or a combination of the Offsets, to be determined by the Buyer in its sole discretion, and the date on which such issuance is to occur (the "Conversion Date"), which shall be not less than three business days after the date of the notice. On the Conversion Date, the Seller shall deliver to the Buyer a certificate for such number of newly issued Seller Shares. For purposes of this
Section 1.2(g), the "Exchange Price" shall be defined as follows:

               (i) The Exchange Price for the conversion of the Bridge Loan Offset shall be $.35.

               (ii) The Exchange Price for the conversion of the Contingency
                    Price Offset and the Fixed Price Offset shall be the average of the reported last bid prices of Seller's common stock in the over-the-counter market for the 10 trading days immediately preceding the date of the notice; PROVIDED, HOWEVER, that (A) if Seller's common stock should be listed on a national securities exchange or on the Nasdaq National Market or the Nasdaq SmallCap Market, then the Exchange Price shall be the average closing bid price of Seller's common stock as reported by such exchange or Nasdaq for the 10 trading days immediately preceding the date of notice; and (B) if the Seller's common stock is not publicly traded, then the Exchange Price shall be $.35.

               (iii) EXAMPLE. If, more than a year after the Closing Date, the
                    Buyer elects to reduce $350,000 of the Bridge Loan Offset, $700,000 of Contingency Price Offset and $1,400,000 of Fixed Price Offset in exchange for Seller Shares, and the ten-day average of the reported last bid prices is $1, then on the Conversion Date, the Seller shall issue the Buyer 3,100,000 shares of its common stock (1,000,000 for the reduction of the Bridge Loan Offset, 700,000 for the reduction of the Contingency Price Offset and 1,400,000 for the reduction of the Fixed Price Offset).

1.3 EARNOUT PROVISIONS. The Earnout shall be based solely on Imagent Revenue (as defined below), determined and payable as follows.

          (a) DEFINITIONS.

               (1) "Imagent Revenue" shall mean the amount invoiced by Buyer, its affiliates, licensees, sublicensees, successors or assigns from sales of the Imagent Products to third parties, less reasonable and customary deductions applicable to the Imagent Products for (i) transportation charges and charges such as insurance, relating thereto paid by the selling party; (ii) sales and excise taxes or customs duties paid by the selling party and any other governmental charges imposed upon the sale of the Imagent Products and paid by the selling party; (iii) distributors' fees, rebates or allowances actually granted, allowed or incurred; (iv) quantity discounts, cash discounts or chargebacks actually granted, allowed or incurred in the ordinary course of business in connection with the sale of the Imagent Products; (v) allowances or credits to customers, not in excess of the selling price of the Imagent Products, on account of governmental requirements, rejection, outdating, recalls or return of the Imagent Products; (vi) costs of customer programs such as cost effectiveness or patient assistance programs designed to aid in patient compliance to maintain medication schedules; and (vii) a one percent (1%) deduction for bad debts. The deductions referred to in clauses (i) through (vi) inclusive of the preceding sentence will be allocated in an equitable manner consistent with the manner in which the Buyer allocates similar deductions in the balance of its business. For the purpose of calculating Buyer's Imagent Revenue, the parties recognize that (a) the Buyer's customers may include persons in the chain of commerce who enter into agreements with the Buyer as to price even though title to the Imagent Products does not pass directly from the Buyer or its sublicencees to such customers, and even though payment for such Imagent Products is not made by such customers directly to Buyer and (b) in such cases chargebacks paid by Buyer to or through a third party (such as a wholesaler) can be deducted by Buyer from gross revenue in order to calculate its Imagent Revenue. Any deductions listed above which include a payment by Buyer shall be taken as a deduction against aggregate sales for the period in which payment is made. Sales of the Imagent Products between Buyer and its Affiliates or sublicensees solely for research or clinical testing purposes shall be excluded from the computation of Imagent Revenue. Imagent Revenue will be accounted for in accordance with generally accepted accounting principles consistently applied.

               (2) The "Earnout Period" shall mean each of the following:

               (i) the period commencing on the Closing Date and ending December 31, 2003 (the "First Earnout Period");

               (ii) the period commencing January 1, 2004 and ending December
                    31, 2004;

               (iii) the period commencing January 1, 2005 and ending December
                    31, 2005;

               (iv) the period commencing January 1, 2006 and ending December
                    31, 2006;

               (v) the period commencing January 1, 2007 and ending December 31, 2007;

               (vi) the period commencing January 1, 2008 and ending December
                    31, 2008;

               (vii) the period commencing January 1, 2009 and ending December
                    31, 2009; and

               (viii) a final period ("Last Earnout Period") commencing January
                    1, 2010 and ending on such date in 2010 so that the number of days in the First Earnout Period plus the number of days in the Last Earnout Period equals 365; PROVIDED that for the purpose of calculating the Earnout associated with the Last Earnout Period, first, the Imagent Revenue for the First Earnout Period shall be added to the Imagent Revenue for the Last Earnout Period, and then the amount of the Earnout calculated on such basis shall be reduced by the amount of the Earnout associated with the First Earnout Period.

          (b) EARNOUT. The Earnout associated with any Earnout Period shall be based on Imagent Revenue during such Earnout Period, calculated as follows, and subject to reduction as set forth in paragraphs (c) and (d) below:

               (i) 7.5% of Imagent Revenue above $0 but not more than $20,000,000;

               (ii) 10% of Imagent Revenue above $20,000,000 but not more than
                    $30,000,000;

               (iii) 15% of Imagent Revenue above $30,000,000 but not more than
                    $40,000,000; and

               (iv) 20% of Imagent Revenue above $40,000,000.

          (c) SCHERING OFFSET. The Earnout associated with any Earnout Period shall be first reduced dollar for dollar by the amount of any payments made to Schering Aktiengesellschaft ("Schering") pursuant to the License Agreement originally dated as of September 23, 1997, as amended and restated in its entirety as of February 22, 2002 (the "Schering License"), net of any payments received from Schering pursuant to the Schering License, during such Earnout Period. Seller acknowledges that Buyer shall be free to take any action permitted under the Schering License, including without limitation exercising the options set forth in Sections 4.01(b) and 4.01(c) of the Schering License. Seller agrees and acknowledges that if the taking of any such action increases the amount of payments made to Schering pursuant to the Schering License, the Earnout shall be further reduced by such additional amounts. If the amount of payments made to, net of any payments received from, Schering pursuant to the Schering License during any Earnout Period exceeds the Earnout associated with such Earnout Period, then the balance of such payments to Schering shall be carried forward and credited against the Earnout associated with the next Earnout Period.

          (d) BUYER OFFSETS. After taking into account any reduction to the Earnout required under paragraph (c) above, and subject to any offset against the Earnout provided under Section 7.8 hereof, the Earnout associated with any Earnout Period shall then be allocated as follows:

               (i) first, an amount of the Earnout equal to two times the Seller Royalty Amount (as defined below) shall be paid as follows: one half to the Seller for payment to the Royalty Creditors (as defined below) and one half to be retained by Buyer to reduce the Fixed Price Offset;

               (ii) second, an amount of the Earnout equal to the difference between $1,000,000 and the Seller Royalty Amount shall be retained by the Buyer to reduce the Fixed Price Offset;

               (iii) third, an amount of the Earnout equal to the 100% of the
                    Bridge Loan Offset shall be retained by the Buyer to reduce the Bridge Loan Offset to zero;

               (iv) fourth, an amount of the Earnout equal to two times the then outstanding balance of the Contingency Price Offset and the Fixed Price Offset shall be paid as follows: one half to the Buyer to reduce the balance of the Contingency Price Offset and the Fixed Price Offset to zero and one half to the Seller; and

               (v) thereafter, 100% of the Earnout shall be paid to Seller in accordance with the provisions of paragraph 1.3(b) hereof.

          Notwithstanding the foregoing, if at any time after January 1, 2006 the Seller is required to make payments (the "Oxygent Payments") to the Oxygent Creditors (as defined below), then 100% of the Earnout shall be paid by the Buyer on behalf of the Seller to the Oxygent Creditors as payment of the Oxygent Payments, up to an aggregate maximum amount of $2,000,000. Thereafter, the payments shall resume in accordance with clauses (i) through (v) above, as applicable.

          For purposes of this Agreement, "Oxygent Creditors" means those persons who, after the Closing, provide financing to Seller in connection with further development by Seller of its Oxygent (R) product, any other product lines or general working capital purposes and who, in connection with and as a condition precedent to providing such financing, are granted a security interest in the Earnout, up to a maximum amount of $2,000,000 and in accordance with the provisions of this Section 1.3.

          For purposes of this Agreement, the "Seller Royalty Amount" is $500,141. The Seller covenants and agrees to pay such amounts to creditors and employees of the Seller (the "Royalty Creditors") as set forth on SCHEDULE 1.3(D) attached hereto.

          (e) EXAMPLE. Assume that the Seller Royalty Amount is $500,000, the Contingency Price Offset is $1,500,000, the Fixed Price Offset is $2,130,000 and the Bridge Loan Offset is $3,800,000. Assume that the Earnout (after giving effect to the Schering Offset) is $10,000 in the first Earnout Period (from the Closing Date to December 31, 2003), $500,000 in the second Earnout Period
(2004); $600,000 in the third Earnout Period (2005); $4,000,000 in the fourth Earnout Period (2006); and $10,000,000 in the fifth Earnout Period (2007). The Earnouts would be distributed between the Buyer and the Seller as follows:

               (i) In the first Earnout Period, the Seller would receive $5,000 to pay to Royalty Creditors and the Buyer would retain $5,000 to reduce the Fixed Price Offset to $2,125,000;

               (ii) In the second Earnout Period, the Seller would receive
                    $250,000 to pay to Royalty Creditors and the Buyer would retain $250,000 to reduce the Fixed Price Offset to $1,875,000;

               (iii) In the third Earnout Period, the Seller would receive
                    $245,000 to pay to Royalty Creditors (Royalty Creditors now paid in full) and the Buyer would retain $355,000 ($245,000 plus the remainder of $110,000) to reduce the Fixed Price Offset to $1,520,000;

               (iv) In the fourth Earnout Period, the Seller would receive nothing and the Buyer would retain $390,000 to reduce the Fixed Price Offset to $1,130,000 (priority payments for Fixed Price Offset reduction capped at $1,000,000) and $3,610,000 to reduce the Bridge Loan Amount to $190,000;

               (v) Assume that during the fifth Earnout Period, the Seller is required to make full payment to the Oxygent Creditors. In the fifth Earnout Period, first, the Seller receives $2,000,000 to pay to the Oxygent Creditors; second, the Buyer retains $190,000 to reduce the Bridge Loan Amount to zero; third, the Seller receives $2,630,000 and the Buyer would retain $2,630,000 to reduce both the Contingency Price Offset of $1,500,000 and the remaining $1,130,000 balance of the Fixed Price Offset to zero; and fourth, the Seller would receive $2,550,000.

               (vi) In the sixth, seventh and last Earnout Periods, the Seller would receive all Earnout payments.

          (f) EARNOUT CALCULATION AND PAYMENT. The Earnout associated with any Earnout Period shall be payable within sixty (60) days after the end of such Earnout Period based on Imagent Revenue attributable to such Earnout Period, as adjusted for any Schering License payments. The Buyer shall provide the Seller with a report (an "Earnout Report") summarizing the Imagent Revenue during such Earnout Period on a country-by-country basis and the Schering License payments, if any (an "Earnout Calculation"), for each Earnout Period within sixty (60) days after the end of such Earnout Period. Each Earnout Report shall include the number of units sold and shipped, the purchasers thereof and the deductions taken in determining the Imagent Revenue reported thereon, which deductions may be aggregated by category. All amounts in each Earnout Report shall be in U.S. dollars and, if applicable, shall set forth the exchange rate used (which shall be determined on the same basis as the Buyer uses in connection with the preparation of its annual financial statements, or, if the Buyer does not make such calculations, on the basis of the average of the daily noon buying rates in New York City for cable transfers in U.S. dollars during the relevant period as certified for customs purposes by the Federal Reserve Bank of New York).

          (g) PRODUCT SALES, MARKETING AND DEVELOPMENT. From and after the Closing Date, Buyer shall use commercially reasonable efforts to develop, market, promote, commercialize and sell the Imagent Products, which efforts shall include the allocation of efforts and resources consistent with the resources allocated by Buyer to the development, marketing, promotion, commercialization and sale of other commercially available products of Buyer with comparable commercial opportunity in the marketplace; PROVIDED, HOWEVER, that the obligations of Buyer under this paragraph shall not apply in the event that the Board of Directors of Buyer makes a good faith determination (the "Buyer's Determination") that it is not in the best interests of Buyer to allocate its efforts and resources towards the promotion of the Imagent Products based upon the actual or potential lack of commercial viability or opportunity of the Imagent Products or based upon the actual or potential commercial viability or opportunity of another product.

          In the event that the Buyer's Determination is made, within ten (10) days thereafter Buyer shall make Seller a written offer (the "Buyer's Offer") to license Seller on an exclusive, perpetual and worldwide basis the right to manufacture, use, market and sell the Imagent Products in the imaging field (the "Imagent License"), pursuant to a license agreement on customary terms (excluding any minimum payment obligation or obligation to manufacture, use, market or sell, or to have manufactured, used, marketed or sold any Imagent Product) and otherwise in form and substance reasonably satisfactory to Buyer and Seller. The sole price payable by Seller for and under the Imagent License shall be the Earnout due, commencing as of the first applicable Earnout Period, which shall be (i) the Earnout Period during which the Imagent License is granted and (ii) deemed to be the First Earnout Period, provided that the first day thereof shall be the effective date of such license agreement, through the Last Earnout Period. If Seller wishes to accept the Buyer's Offer, it shall notify the Buyer in writing of its acceptance within thirty (30) days after its receipt of Buyer's Offer. Both parties agree to use commercially reasonable efforts to prepare, negotiate and execute such license agreement within sixty
(60) days after Buyer's receipt of Seller's written acceptance; PROVIDED, HOWEVER, that during the period from the Seller's receipt of Buyer's Offer to the end of such 60 day period (or the execution of such license agreement, if earlier), Seller shall have the right to conduct due diligence with respect to the Imagent Products, with which Buyer shall cooperate, and Seller's obligation to consummate such transaction shall be subject to its reasonable satisfaction with the results of its due diligence. In the event that Seller does not accept the Buyer's Offer within the initial thirty-day period, or during the subsequent sixty-day period (A) Seller is not satisfied with the result of its due diligence and notifies Buyer that it does not wish to license the Imagent Products or, (B) notwithstanding the commercially reasonable efforts of Buyer and Seller, Buyer and Seller have not entered into a definitive license agreement within such time period, then all of Buyer's and Seller's rights and obligations under this Section 1.3(g) shall terminate.

          (h) IMAGENT REVENUES RECORDS AND DISPUTE RESOLUTION. (i) Buyer will maintain complete and accurate records which are relevant to Imagent Revenues, and such records shall be open for inspection during reasonable business hours for a period of three (3) years from creation of individual records for examination at Seller's expense and not more often than once each year by a certified public accountant selected by Seller, or the Seller's internal accountants unless Buyer objects to the use of such internal accountants, for the sole purpose of verifying for Seller the correctness of calculations and classifications of the Imagent Revenues. Buyer shall also make available (i) appropriate personnel to provide additional information about the Imagent Revenues and to explain each Earnout Report and the information provided hereunder; and (ii) the work papers of its independent public accountants for each Earnout Period subject to compliance with the customary procedures of such accountants. Seller shall bear its own costs related to such audit; provided, however, that, for any underpayments by Buyer greater than five percent (5%), Buyer shall pay Seller the amount of underpayment, interest at the prime rate as quoted by Fleet Bank from the time the amount was due and Seller's out-of-pocket expenses. For any underpayments less than five percent (5%), Buyer shall pay Seller the amount of underpayment only.

               (ii) If there is a dispute between the parties following the receipt by Seller of any Earnout Report or any audit, either party may refer the issue (an "Audit Disagreement") to an independent certified public accountant for resolution. In the event an Audit Disagreement is submitted for resolution by either party, the parties shall comply with the following procedures:

                    (A) The party submitting the Audit Disagreement for resolution shall provide written notice to the other party that it is invoking the procedures of this Section 1.03(h)(ii).

                    (B) Within thirty (30) business days of the giving of such notice, the parties shall jointly select a recognized international accounting firm to act as an independent expert to resolve such Audit Disagreement. In the event that the parties are unable to agree on an independent expert, either party may refer the dispute to one of the nationally recognized "big-four" accounting firms or Grant Thornton, LLP or BDO Seidman, LLP to act as an independent expert; provided, however, the accounting firm selected shall not be engaged in providing services to the Buyer or the Seller.

                    (C) The Audit Disagreement submitted for resolution shall be described by the parties to the independent expert, which description may be written or oral form, within ten (10) business days of the selection of such independent expert.

                    (D) The independent expert shall have the authority to conduct such discovery as the independent expert may consider appropriate.

                    (E) The independent expert shall render a decision on the Audit Disagreement as soon as practicable.

                    (F) The decision of the independent expert shall be final, binding and conclusive on Seller and Buyer, unless such an Audit Disagreement involves alleged fraud or breach of this Agreement, and judgment thereon may be entered in any court of competent jurisdiction.

                    (G) All fees and expenses of the independent expert, including any third party support staff or other costs incurred with respect to carrying out the procedures specified at the direction of the independent expert in connection with such Audit Disagreement, shall be borne by Seller in the event that a discrepancy of less than five percent (5%) results from such decision, and by Buyer in all other cases.

1.4 ADJUSTMENT TO PURCHASE PRICE. As soon after the Closing Date as possible, the Buyer and the Seller shall adjust certain expenses, such as rent, utilities and personal and real property taxes, to reflect each party's pro rata benefit from such expenses for the month in which the Closing Date occurs. The amount of any such adjustment, if in favor of the Seller, shall reduce the amount of the Contingency Price Offset and if in favor of the Buyer shall increase the amount of the Contingency Price Offset, in each case on a dollar for dollar basis.

1.5 SALES TAXES. Seller and Buyer shall each bear and pay 50% of any sales taxes, use taxes, transfer taxes, documentary charges, recording fees or similar taxes, charges, fees or expenses ("Sales Taxes") that may become payable in connection with the sale of the Acquired Assets to Buyer. The parties shall cooperate with each other to the extent reasonably requested and legally permitted to minimize any such Sales Taxes.

1.6 ALLOCATION. Promptly after the Closing Date, Buyer and Seller shall mutually agree on the manner in which the consideration referred to in Section 1.2 is to be allocated among the Acquired Assets (the "Allocation"), which Allocation shall be set forth in SCHEDULE 1.6 as of the Closing Date. The Allocation shall be conclusive and binding upon Buyer and Seller for all purposes, and the parties agree that all tax returns and reports (including Internal Revenue Service ("IRS") Form 8594) and all financial statements shall be prepared in a manner consistent with (and the parties shall not otherwise file a tax return position inconsistent with) the Allocation unless required by the IRS or state taxing authority. The Allocation shall be prepared in a manner consistent with
Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and the income tax regulations promulgated thereunder.

1.7 CLOSING.

          (a) CLOSING. Unless this Agreement is earlier terminated pursuant to
Section 8.1, the closing of the transactions contemplated by this Agreement (the "Closing") shall be held at the offices of Epstein Becker & Green, P.C., 111 Huntington Avenue, Boston, MA 02199 at 10:00 a.m. on the second business day following the satisfaction or waiver (if permissible) of the conditions set forth in Article VI (other than those that by their nature are to be satisfied at such closing, it being understood that such closing shall remain subject to the satisfaction or waiver of such conditions at such closing), or such other time and/or date as to which the parties agree (the "Closing Date").

          (b) DELIVERY. At the Closing:

               (i) Buyer shall deliver to Seller an Instrument of Assignment and Assumption of Liabilities in substantially the form of EXHIBIT A hereto by which Seller shall assign the Acquired Assets to Buyer and Buyer shall assume the Assumed Liabilities as of the Closing Date;

               (ii) Seller shall deliver to Buyer or its nominee all bills of sale, endorsements, assignments, licenses, consents to assignments to the extent obtained and other instruments and documents as Buyer may reasonably request to sell, convey, assign, transfer and deliver to Buyer good and marketable title to all the Acquired Assets free and clear of any and all Liens (other than the Liens set forth on SCHEDULE 2.9), including, without limitation, a Bill of Sale and General Assignment of Acquired Assets in substantially the form attached hereto as EXHIBIT B;

               (iii) Seller shall execute, acknowledge and deliver to the Buyer or its nominee all documents requested by Buyer to obtain patents, trademarks or copyrights with respect to the Acquired Assets in any and all countries and to vest title thereto in the Buyer or its nominee to any of the foregoing, including without limitation assignments of title, patent, trademark and copyright applications, assignments of patents, trademarks and copyrights upon issuance, a Patent Assignment in substantially the form attached hereto as EXHIBIT C and a Trademark Assignment in substantially the form attached hereto as EXHIBIT D;

               (iv) Buyer pay the Cash Consideration required to be paid at Closing and issue the Shares required to be issued at the Closing, in each case pursuant to SCHEDULE 1.2(A);

               (v) Seller shall deliver to the Escrow Agent (as defined in the Escrow Agreement) certificates representing shares of Seller's common stock (the "Alliance Shares") having a value of $1 million, based on the average of the reported last bid prices of Seller's common stock in the over-the-counter market for the 10 trading days immediately preceding the Closing Date; and

               (vi) Seller and Buyer shall deliver or cause to be delivered to one another such other instruments and documents reasonably necessary or appropriate to evidence the due execution, delivery and performance of this Agreement.

          (c) TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Buyer with full right, title and possession to all Acquired Assets, Seller will take all such lawful and necessary and/or desirable action. The requisite corporate action to authorize Seller to take all such action has been taken.

1.8 NON-ASSIGNMENT OR SUBCONTRACTING OF CERTAIN ASSETS. Notwithstanding anything to the contrary in this Agreement, to the extent that the assignment or subcontracting hereunder of any of the Assets shall require the consent of any other party (or in the event that any of the same shall be nonassignable or unable to be subcontracted), neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment or subcontract or an agreement to assign or subcontract if such assignment or subcontract or attempted assignment or subcontract would constitute a breach thereof or result in the loss or diminution thereof, provided, however, that in each such case, Seller and Buyer shall each use its reasonable commercial efforts to obtain the consent of such other party to an assignment to Buyer. If such consent is not obtained by the Closing Date, Seller shall cooperate with Buyer in any commercially reasonable arrangement designed for Buyer to perform Seller's obligations with respect to such Asset after the Closing Date and for Buyer to receive the benefits under any such Asset after the Closing Date, which arrangements may include enforcement, for the account and benefit of Buyer of any and all rights of Seller against any person or entity arising out of the breach or cancellation by such person or entity or otherwise, all of such actions of Seller to be at the direction and expense of Buyer.

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF SELLER

          Except as set forth on a schedule to this Agreement (which schedule makes specific reference to the provision to which such exception shall apply), Seller represents and warrants to Buyer that:

2.1 ORGANIZATION OF SELLER.

          (a) Seller is a corporation duly incorporated and validly existing under the laws of the State of New York and has full corporate power and authority to carry on the Business as it is now being conducted and to own the Acquired Assets. Seller is duly qualified or licensed to do business as a foreign corporation in good standing in each state in which the failure to so qualify would be materially adverse to Seller.

          (b) Seller does not own, directly or indirectly, any ownership interest in or control any corporation, partnership, joint venture or other entity.

2.2 DUE AUTHORIZATION. Seller has all requisite corporate power and authority to execute and deliver this Agreement, and each document, instrument or agreement contemplated hereby, including but not limited to the documents to be delivered at Closing, and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and each document, instrument or agreement executed pursuant to this Agreement by Seller and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. No shareholder proxy, meeting or approval is required in connection with the execution or delivery of this Agreement or the consummation of the transaction contemplated herein.

2.3 DUE EXECUTION AND ENFORCEABILITY. This Agreement, and each document, instrument or agreement executed pursuant to this Agreement by Seller, including but not limited to the documents to be delivered at Closing, have been or will be duly executed and delivered by Seller, and assuming due authorization, execution and delivery by Buyer, if required, this Agreement and each document, instrument or agreement executed pursuant to this Agreement by Seller, including but not limited to the documents to be delivered at Closing, constitute, or will constitute when executed and delivered, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other federal or state laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or equity).

2.4 NO CONFLICT. The execution and delivery of this Agreement, and each document, instrument or agreement executed pursuant to this Agreement, including but not limited to the documents delivered at Closing, and the performance of Seller's obligations hereunder and thereunder, (i) are not in violation or breach of, and will not conflict with or constitute a default under, any of the terms of the certificate of incorporation or bylaws of Seller or any contract, agreement or commitment binding upon Seller or any of the Acquired Assets; and
(ii) will not conflict with or violate any applicable law, rule, regulation, judgment, order or decree of any government, governmental instrumentality or court having jurisdiction over Seller or any of the Acquired Assets.

2.5 NO PENDING ACTIONS. No action or investigation is pending or, to the best of Seller's knowledge, threatened before or by any state or federal court or administrative agency which might result in any material adverse change in the financial condition or operations of the Seller, including, but not limited to, any inspection, investigation or enforcement action by the FDA or any other administrative agency, court or commission or other governmental authority or instrumentality, domestic or foreign (each a "Governmental Entity"), having jurisdiction over Seller or its products. Seller is not in violation of any agreement, the violation of which might reasonably be expected to have a material adverse effect on its business or assets, and Seller is not in violation of any order, judgment, or decree of any state or federal court, or any statute or governmental regulation to which it is subject.

2.6 SELLER FINANCIAL STATEMENTS AND REPORTS.

          (a) SCHEDULE 2.6 sets forth Seller's consolidated balance sheets and income statements as of and for the years ended June 30, 2000 and 2001, and Seller's December 31, 2002 balance sheet and income statement (the "Seller Financials"). The Seller Financials have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (subject to, in the case of the December 31, 2002 balance sheet and income statement, normal, recurring year-end adjustments consistent with prior periods). The Seller Financials present fairly, in all material respects, the operating results of the operations of Seller during the periods indicated therein. December 31, 2002 is referred to herein as the "Balance Sheet Date."

          (b) Seller has made available to the Buyer each registration statement, report, proxy statement or information statement filed with the Securities and Exchange Commission (the "SEC") by it since June 30, 2001, (the "Audit Date") including the Seller Annual report on form 10-K for the year ended June 30, 2001 (the "Seller 10-K") in the form (including exhibits, annexes, and any amendments thereto) filed with the SEC (collectively, including any such reports filed subsequent to the date hereof, the "Seller Reports"). The Seller Reports are the only filings required of Seller pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the Securities Act of 1933, as amended (the "Securities Act") for such periods. As of their respective dates, the Seller Reports complied, and any Seller Reports filed with the SEC after the date hereof will comply, as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, and the Seller Reports did not, and any Seller Reports filed with the SEC after the date hereof will not, at the time of their filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Seller has heretofore made available or promptly will make available to the Buyer a complete and correct copy of all amendments or modifications (in draft or final form) which are required to be filed with the SEC but have not yet been filed with the SEC to the Seller Reports, agreements, documents or other instruments which previously had been filed by Seller with the SEC pursuant to the Exchange Act.

2.7 OWNERSHIP AND TRANSFER OF ASSETS.

          (a) OWNERSHIP. Except as set forth on SCHEDULE 2.9, Seller owns all right, title and interest in and to the Acquired Assets free and clear of any Liens, and has the right to sell, assign, transfer, license and deliver, as applicable, such Acquired Assets as contemplated herein.

          (b) REAL PROPERTY. SCHEDULE 2.7(B) sets forth a list of all real property currently owned or leased by the Seller, the name of the lessor, and the date and term of the lease and each amendment thereto. Except as set forth on such schedule, all such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both would constitute an event of a default) that would give rise to a material claim. To the knowledge of the Seller, neither its operations on any such real property, nor such real property, including improvements thereon, violate in any material respect any applicable building code, zoning requirement, or classification, and such non-violation is not dependent, in any instance, on so-called non-conforming use exceptions.

          (c) EFFECTIVE TRANSFER. By means of this Agreement, together with the documents, instruments and agreements contemplated hereby, Seller will transfer to Buyer good and marketable title to all Acquired Assets, free and clear of all Liens other than the Liens set forth on SCHEDULE 2.9. The Acquired Assets sold to Buyer pursuant to this Agreement and the documents, instruments and agreements contemplated hereby and thereby, will transfer all necessary assets and intellectual property rights required by Buyer to conduct the Business.

2.8 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no agreement, commitment, judgment, injunction, order or decree binding upon Seller, the Acquired Assets or, to the best knowledge of Seller, any employee of Seller, which has or could reasonably be expected to have the effect of prohibiting or impairing in any material respect any use by Buyer of the Acquired Assets or Buyer's conduct of the Business following the Closing in the manner generally used and conducted prior to the Closing Date.

2.9 CONDITION OF ACQUIRED ASSETS. To Seller's knowledge, all Acquired Assets are in good condition and repair, reasonable wear and tear excepted, and are sufficient for the uses to which they are being put or would be put in the ordinary course of business consistent with Seller's prior conduct of the Business and will be transferred to Buyer without any Liens, other than the Liens set forth on SCHEDULE 2.9.

2.10 INTELLECTUAL PROPERTY.

          (a) Seller owns all right, title and interest in and to the Intellectual Property free and clear of all Liens (other than the Liens set forth on SCHEDULE 2.9). No other person or entity, including without limitation any present or former employee, officer or director of Seller, has any right whatsoever to the Intellectual Property. Seller does not have any obligation to compensate any person or entity for the use of any Intellectual Property. Seller has made all necessary filings and recordations to protect and maintain its interest in the Intellectual Property owned by Seller. Except as set forth on
SCHEDULE 2.10(A), Seller has not granted to any person or entity any license, option or other rights to use in any manner any Intellectual Property, whether requiring the payment of royalties or not. The Intellectual Property is freely transferable and assignable to Buyer.

          (b) SCHEDULE 2.10(B) sets forth a true, complete and correct list of all agreements, contracts, joint venture arrangements, commitments, obligations, promises or undertakings (whether written or oral and whether express or implied) (collectively, "Contracts") that grant licenses, sublicenses or other rights of use of any Intellectual Property owned by a third Person and licensed to Seller and used by it in the Business, but excluding Contracts that grant licenses, sublicenses or other rights for off-the-shelf software which is commercially available and has a retail value of less than $5,000 (the "Licensed Rights"). Such Licensed Rights are valid and authorized by the terms under which Seller licenses or otherwise uses such Licensed Rights. Seller is not in default in the payment of any royalties, license fees or other consideration to any owner or licensor of any Licensed Rights used in the conduct of the Business or to any agent or representative of such owner or license nor otherwise is in default in any material respect in the performance of any of its obligations to any such owner or licensor. No such owner or licensor, nor any agent or representative thereof, has notified Seller in writing of any claim of any such default.

          (c) To the knowledge of Seller, except as set forth on SCHEDULE 2.10(D), the conduct of the activities of the Business currently and in the past does not conflict with and has not conflicted with intellectual property rights of others. The Intellectual Property is not subject to any pending or, to Seller's best knowledge, threatened challenge of infringement of the rights of others, nor, to Seller's best knowledge, is there any substantial basis for a challenge of infringement of any such rights of others. There is no litigation or order pending or outstanding or, to the Seller's knowledge, threatened, that seeks to limit or challenge or that concerns the ownership, use, validity or enforceability of any Intellectual Property. Neither Seller nor, to Seller's knowledge, any present or former employee thereof has violated or, by conducting the activities of the Business in the ordinary course consistent with past practice, would violate any intellectual property rights whatsoever of any other person or entity.

          (d) SCHEDULE 2.10(D)(I) AND (II) contains a true, complete and correct list of all United States and foreign patents and patent applications owned by Seller (the "Patents"). The Patents are in full force and effect and subsisting; Seller has received no notice of claim challenging their validity; and all maintenance fees, annuities and the like have been paid. To the knowledge of Seller, all products covered by the Patents have been marked with the appropriate patent notices. Except as set forth on SCHEDULE 2.10(D), no Patent has been or is now involved in any interference, reissue, re-examination or opposition proceeding.

          (e) SCHEDULE 2.10(E) contains a true, complete and correct list of all United States and foreign business names, tradenames, trademarks, servicemarks and applications and registrations therefor, owned by Seller which are used in the Business (the "Trademarks"). The Trademarks are in full force and effect, are subsisting, and all maintenance fees, annuities and the like have been paid. To the knowledge of Seller, all goods and services identified by the registered trademarks and servicemarks have been marked with appropriate trademark and registration notices.

          (f) SCHEDULE 2.10(F) contains a true, complete and correct list of all United States and foreign registered copyrights owned by Seller which are used in the Business (the "Copyrights"). The Copyrights are in full force and effect, are subsisting, and all maintenance fees, annuities and the like have been paid. To the knowledge of Seller, all works that are protected by Copyrights have been marked with appropriate copyright notices.

          (g) The Seller has taken reasonable steps to maintain, police and protect the Intellectual Property. To the knowledge of Seller, except as set forth on SCHEDULE 2.10(D), the Seller's trade secrets, inventions, improvements, modifications and know-how have not been divulged or appropriated either for the benefit of any Person or to the detriment of Seller. Each employee, consultant and contractor who has had access to Intellectual Property has executed an agreement to maintain the confidentiality of such Intellectual Property and has executed appropriate agreements that are substantially consistent with the Seller's standard forms thereof. Except under confidentiality obligations, there has been no material disclosure of any of the Intellectual Property.

2.11 CONTRACTS. Other than any Subsequent Contracts, SCHEDULE 2.11 accurately lists all of the Contracts to be assigned to Buyer in connection with the Acquisition (the "Assigned Contracts"). Each of the Assigned Contracts is, and each of the Subsequent Contracts will be, a legal, binding and enforceable obligation by or against Seller, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity). Except as otherwise provided in SCHEDULE 2.11, Seller has not in any material respect breached or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the Assigned Contracts. Each Assigned Contract is in full force and effect and is not subject to any default thereunder of which Seller has knowledge by any party obligated to Seller pursuant thereto.

2.12 GOVERNMENTAL AUTHORIZATION.

          (a) Except as set forth on SCHEDULE 2.12(A), Seller is certified for participation and reimbursement under Titles XVIII and XIX of the Social Security Act (the "MEDICARE AND MEDICAID PROGRAMS") and has current provider numbers and provider agreements for such Medicare and Medicaid Programs and Champus, Tricare and such other similar federal, state or local reimbursement or governmental programs listed on SCHEDULE 2.12(A) for which the Business is eligible (such other governmental programs, together with the Medicare and Medicaid Programs, herein referred to as "GOVERNMENT PROGRAMS") and with such private non-governmental programs, including without limitation, any private insurance program, under which it directly or indirectly is presently receiving payments (such non-governmental programs herein referred to as "PRIVATE PROGRAMS").

          (b) SCHEDULE 2.12(B) accurately lists each material consent, license, permit, grant or other authorization issued to Seller by each Governmental Entity, and a complete list of all provider numbers and provider agreements under all Governmental Programs and Private Programs, (a) pursuant to which Seller currently operates or holds any interest in any of the Acquired Assets or
(b) which is required for the operation of the activities of the Business or the holding of any such interest (herein collectively called "Authorizations"), which Authorizations are in full force and effect and constitute all Authorizations required to permit Seller to operate or conduct the activities of the Business as currently operated or planned by Seller to be operated or hold any interest in the Acquired Assets.

          (c) Except as disclosed in SECTION 2.12(C), no material violation, default, order or legal or administrative proceeding exists with respect to any of the items listed in SECTION 2.12(B). The Seller has not received any notice of any action pending or recommended by any state or federal agencies having jurisdiction over the items listed in SECTION 2.12(B), either to revoke, withdraw or suspend any license, right or authorization, or to terminate the participation of the Business in any Government Program or Private Program. To the knowledge of the Seller, no event has occurred which, with the giving of notice, the passage of time, or both, would constitute grounds for a material violation, order or deficiency with respect to any of the items listed in
SECTION 2.12(B) or to revoke, withdraw or suspend any such license, or to terminate or modify the participation of the Business in any Government Program or Private Program. There has been no decision not to renew any provider number or provider agreement or third party payor agreement of the Business. Except as listed in SECTION 2.12(B), no consent or approval of, prior filing with or notice to, or any action by, any governmental body or agency or any other third party is required in connection with any such Authorization, or Government Program or Private Program, by reason of the transactions contemplated hereby, and the continued operation of the Business thereafter on a basis consistent with past practices.

          (d) The Seller has timely filed all reports and billings required to be filed by it relating to the Business prior to the date hereof with respect to the Government Programs and Private Programs, all fiscal intermediaries and other insurance carriers and all such reports and billings are complete and accurate in all material respects and have been prepared in material compliance with all applicable laws, regulations, rules, manuals and guidance governing reimbursement and payment claims. True and complete copies of such reports and billings for the most recent year have previously been made available to the Buyer. The Seller has paid or caused to be paid all known and undisputed refunds, overpayments, discounts or adjustments which have become due pursuant to such reports and billings, has not claimed or received reimbursements from Government Programs or Private Programs in excess of amounts permitted by law, and has no liability under any Government Program or Private Program for any refund, overpayment, discount or adjustment. Except as set forth in SECTION 2.12(D), (i) there are no pending appeals, adjustments, challenges, audits, inquiries, litigation or notices of intent to audit with respect to such prior reports or billings, and (ii) during the last two years the Business has not been audited, or otherwise examined by any Government Program or Private Program. There are no other reports required to be filed by the Seller relating to the Business in order to be paid under any Government Program or Private Program for services rendered, except for reports not yet due.

2.13 INSPECTIONS AND INVESTIGATIONS. Except as set forth and described in
SECTION 2.13: (a) neither the Business's right nor, to the knowledge of the Seller, the right of any licensed professional or other individual affiliated with the Business to receive reimbursements pursuant to any Government Program or Private Program has been terminated or otherwise adversely affected as a result of any investigation or action whether by any federal or state governmental regulatory authority or other third party; (b) to the knowledge of the Seller, neither the Business nor any licensed professional or other individual who is a party to an Assigned Contract, has, during the past three years, been the subject of any inspection, investigation, survey, audit, monitoring or other form of review by any governmental regulatory entity, trade association, professional review organization, accrediting organization or certifying agency based upon any alleged improper activity on the part of such individual, nor has Seller received any notice of deficiency during the past three years in connection with the operations of the Business; (c) there are not presently, and at the Closing there will not be, any outstanding deficiencies or work orders of any governmental authority having jurisdiction over the Business, or requiring conformity to any applicable agreement, statute, regulation, ordinance or bylaw, including but not limited to, the Government Programs and Private Programs; and (d) there is not any notice of any claim, requirement or demand of any licensing or certifying agency or other third party supervising or having authority over the Business to rework or redesign any part thereof or to provide additional furniture, fixtures, equipment, appliances or inventory so as to conform to or comply with any existing law, code, rule, regulation or standard. Attached as part of SECTION 2.13 are copies of all reports, correspondence, notices and other documents relating to any matter described or referenced therein.

2.14 FRAUD AND ABUSE; FALSE CLAIMS. Neither the Seller nor, to the knowledge of Seller, persons and entities providing professional services in connection with the Business have engaged in any activities which are prohibited under 42 U.S.C. SECTIONS 1320a-7, 1320a-7a, 1320a-7b, 1395nn, and 1396b, 31 U.S.C. SECTION
3729-3733, and the federal CHAMPUS/TRICARE statute (or other federal or state statutes related to false or fraudulent claims) or the regulations promulgated thereunder pursuant to such statutes, or related state or local statutes or regulations, or which are prohibited by rules of professional conduct, including but not limited to the following: (a) knowingly and willfully making or causing to be made a false statement or representation of a fact in any application for any benefit or payment; (b) knowingly and willfully making or causing to be made any false statement or representation of a fact for use in determining rights to any benefit or payment; (c) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; and (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (ii) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid.

2.15 FDA MATTERS.

          (a) The Imagent(R)product is not adulterated or misbranded under 21 U.S.C.ss.ss.351 and 352 and is not an unapproved "new drug" under 21 U.S.C.ss. 355.

          (b) Seller is and has been in compliance in all material respects with all applicable provisions of the Federal Food, Drug, and Cosmetic Act, as amended (21 U.S.C. ss. 301 et seq.), and all applicable implementing FDA regulations and policies relative to its medical and diagnostic imaging business, its product, Imagent(R), and its manufacturing facility, including but not limited to the following: (i) as applicable, the labeling, advertising, marketing and other requirements under 21 C.F.R. Parts 200, 201, 202, 203, 208 and 369; (ii) good manufacturing practice requirements under 21 C.F.R. Parts 210 and 211; (iii) drug establishment registration and drug listing requirements under 21 C.F.R. Part 207; and (iv) as applicable, new drug, investigational new drug and related requirements under 21 C.F.R. Parts 310 and 312 (including assuring compliance with informed consent, clinical investigator financial disclosure, and institutional review board regulations, 21 C.F.R. Parts 50, 54 and 56, by itself or relevant parties), as well as under 21 C.F.R. Parts 314 and 315.

          (c) The Imagent(R) product is and has been covered by an approved New Drug Application ("NDA") pursuant to 21 C.F.R. Part 314, and Seller has sought and obtained supplemental NDA approval for the Imagent(R) product from FDA under 21 C.F.R. Part 314 if or as required. Seller is and has been complying in all material respects with all statements and representations made by it in its original or any supplemental NDA application.

          (d) Seller has filed all reports, with FDA, including but not limited to annual, adverse drug experience, field alert, and promotion and advertising reports, required under 21 C.F.R. Part 314. Seller has submitted all additional information and materials and met all other conditions, as outlined in FDA's August 18, 2001 and February 6, 2002 "Approvable Letters" to Seller, pursuant to 21 C.F.R. ss. 314.110, which information, materials and conditions were necessary to obtain final NDA application approval pursuant to 21 C.F.R. ss.
314.105. The information and materials submitted to FDA, pursuant to the "Approvable Letters," were satisfactory to FDA, to the best of Seller's knowledge, and the ways in which it satisfied any other conditions, outlined in the "Approvable Letters," were acceptable to FDA or would be found acceptable by FDA upon review, to the best of the Seller's knowledge.

          (e) Seller has complied with all agency- required or requested steps for product commercialization, as outlined in FDA's May 31, 2002 final NDA approval letter pursuant to 21 C.F.R. ss. 314.105. The way in which Seller satisfied the required or requested steps, outlined in the final NDA approval letter, were acceptable to FDA or would be found acceptable by FDA upon review, to the best of Seller's knowledge.

2.16 TAXES.

          (a) Seller has (i) timely filed within the time the period for filing or any extension granted with respect thereto, all federal, state, local and foreign tax returns, reports and estimates ("Returns") which it is required to file, and (ii) paid any and all taxes ("Taxes") shown on such Returns. There are (and immediately following the Closing there will be) no Liens or similar encumbrances on the Acquired Assets relating or pertaining to taxes, except with respect to taxes not yet due and payable. Seller has no knowledge of any basis for the assertion of any material claims, which, if adversely determined, would result in a Lien or other encumbrance on the Acquired Assets or otherwise materially and adversely affect Buyer or the Acquired Assets. No extension of any filing date applicable to any taxes has been requested or granted. All deposits required by law to be made by Seller with respect to employees' withholding taxes that have been duly made. Seller is not delinquent in the payment of any Tax, assessment or governmental charge or deposit, and Seller does not have any Tax deficiency or claim currently pending, outstanding or asserted against it. There is no audit currently pending regarding any Taxes and Seller has not extended the period in which any Tax could be assessed or collected. The unpaid Taxes of Seller do not exceed the reserve for Taxes established on the books and records of the Seller. No Governmental entity (a "Taxing Authority") responsible for the imposition of any Tax (domestic or foreign), has asserted jurisdiction to impose any Taxes upon Seller.

          (b) For purposes of this Agreement, "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts. sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, Governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Taxing Authority responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person.

2.17 BROKERS' OR FINDERS' FEES. Seller is not a party to, or in any way obligated under, and shall indemnify and hold Buyer harmless from, any contract or outstanding claim for the payment of any broker's or finder's fee in connection with the origin, negotiation, execution or performance of this Agreement, other than from a broker or finder retained by or on behalf of Buyer.

2.18 REPRESENTATIONS COMPLETE. The representations and warranties made by Seller and the statements made in the Schedules, Exhibits and certificates furnished by Seller pursuant to this Agreement and the Seller Reports do not contain and will not contain at the Closing Date, any untrue statement of a material fact, or omit or will omit at the Closing Date to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading. There is no fact, circumstance or condition of any kind or nature whatsoever known to Seller which reasonably would be expected to have a material adverse effect on Seller, the Business or the Acquired Assets ("Material Adverse Effect") that has not been set forth in this Agreement, including the Schedules, Exhibits and certificates furnished by Seller pursuant to this Agreement and the Seller Reports.

2.19 MATERIAL ADVERSE CHANGE. Between the Balance Sheet Date and the date hereof and except as identified and described in the Seller Reports:

          (a) there has not been any change in or effect (or any development that is reasonably likely to result in any change or effect) that has resulted in or could reasonably be expected to result in a Material Adverse Effect; PROVIDED, HOWEVER, that none of the following shall be deemed, singly or in the aggregate, to constitute, or be considered in determining whether there exists, a Material Adverse Effect: any change, effect, event, occurrence or state of facts resulting from (i) any factor generally affecting the healthcare or pharmaceutical industry, (ii) any factors generally affecting general economic conditions or the securities markets, (iii) acts of Seller expressly required by this Agreement, (iv) acts or omissions of Buyer, and (v) the continued incurrence of losses by Seller;

          (b) Seller has not taken, and there has not occurred, any actions of a type referred to in Section 4.1;

          (c) there has not been any change in the consolidated assets, liabilities, financial condition or operating results of the Seller from that reflected in the financial statements included in the 2002 10-K, except for changes in the ordinary course of business which have not or would not have a Material Adverse Effect, individually or in the aggregate, and except for continuing operating losses, increases in liabilities, and reductions in operations and the number of employees;

          (d) there has not been any declaration or payment of any dividend, or any authorization or payment of any distribution, on any of the capital stock of the Seller, or any redemption or repurchase of any securities of the Seller;

          (e) there has not been any material damage, destruction or loss, whether or not covered by insurance to any assets or properties of the Seller;

          (f) there has not been any waiver, not in the ordinary course of business, by the Seller of a material right or of a material debt owed to it;

          (g) there has not been any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Seller, except in the ordinary course of business and which is not material to the assets, properties, financial condition, operating results or business of the Seller (as such business is presently conducted);

          (h) there has not been any change or amendment to the Seller's Certificate of Incorporation or Bylaws, or material change to any material contract or arrangement by which the Seller is bound or to which any of its assets or properties is subject;

          (i) there have not been any material labor difficulties or labor union organizing activities with respect to employees of the Seller;

          (j) there has not been any transaction entered into by the Seller other than in the ordinary course of business;

          (k) there has not been any loss of the services of any key employee, or material change in the composition or duties of the senior management of the Seller; and

          (l) there has not been any loss or, to the Seller's knowledge, threatened loss of any customer which has had or would have a Material Adverse Effect.

2.20 LITIGATION. Except as set forth on SCHEDULE 2.20, there is no pending suit, action or proceeding against the Seller arising out of the Business or the Acquired Assets and seeking damages in excess of $50,000, in which Seller has been served, nor is there any judgment, decree, injunction, order, warning, compliance correspondence or inspectional investigation by any Governmental Entity or arbitrator outstanding against Seller arising out of the Business or the Acquired Assets that would have, individually or in the aggregate, a Material Adverse Effect.

2.21 KNOWLEDGE. Wherever used in this Agreement, the terms "to Seller's knowledge," "to the best of Seller's knowledge," "known to Seller" or any similar terms shall mean those matters of which Duane J. Roth, B. Jack DeFranco, Steve Moglia, John Wurst and the directors of Seller (each, a "Knowledge Person") have actual knowledge and of which the Knowledge Persons should have had knowledge after reasonable inquiry in the prudent exercise of their respective duties.

2.22 PRODUCTS. To the Seller's knowledge, there are no defects in the design or technology embodied in any product which Seller currently markets, or has marketed in the past that impair or are likely to impair the intended use of the product or damage any consumer of the product or third party (their business, assets or property), except that warranty claims may arise in the normal course of business, for products shipped prior to the Closing, in an aggregate amount of no more than the warranty reserves established on the most recent balance sheet of Seller.

2.23 NO UNDISCLOSED LIABILITIES. SCHEDULE 2.23(A) sets forth, as of the date hereof, a true, complete and correct (A) list of each secured creditor of the Seller and each unsecured creditor of the Seller, (B) in Column I, the outstanding indebtedness of such person to Seller, (C) in Column II, the amount of Cash Consideration, (D) in Column III, the amount of Equity Consideration,
(E) in Column IV, the type of release and waiver of claims, in substantially the form attached hereto as EXHIBIT E for secured creditors, and in substantially the form attached hereto as EXHIBIT F for unsecured creditors, if any, executed by such person (or to be executed prior to the Closing Date), (E) in Column V, the number of shares of Seller's common stock, if any, to be issued to such person by Seller at the Closing, (F) in Column VI, the amount of indebtedness retained by the Seller, (G) in Column VII, the interest in the Oxygent (R) product to be granted to such person by Seller pursuant to the Participation Agreement (as defined below), and (H) in Column VIII, the amount of any Earnout which Seller has agreed to pay to such person from the Seller's portion of the Earnout. SCHEDULE 2.23(B) sets forth a true, complete and correct (i) list of each employee of the Seller, (ii) in Column I, the amounts of back pay and accrued vacation owed to such employee, (iii), in Column II, the amount of Cash Consideration to be paid to such employee, and (iv) in Column III, the amount of any Earnout which Seller has agreed to pay to such employee from the Seller's portion of the Earnout. Other than as set forth on SCHEDULES 2.23(A) AND (B), there are no debts, liabilities or obligations with respect to Seller or to which the Acquired Assets are subject, liquidated, unliquidated, accrued, absolute, contingent, or otherwise, other than open contractual commitments not required to be reflected on the Seller Financials but which, if required under
Section 2.11, are disclosed on SCHEDULE 2.11 and trade accounts payable incurred in the ordinary course of business from the date hereof to the Closing Date.

2.24 INVENTORY. The items of inventory reflected on the latest balance sheet included in the Seller Financials consists of items that are or upon delivery to Buyer will be good and merchantable and of a quality and quantity presently usable and saleable in the ordinary course of business. All such items of Inventory have an expiration date that is after January 1, 2004.

2.25 PRODUCT WARRANTIES AND PRODUCT LIABILITY. Seller has delivered to Buyer copies of its warranty policies and all outstanding warranties or guarantees relating to any of Seller's products other than warranties or guarantees implied by law. Seller is not aware of any claim asserting (a) any damage, loss or injury caused by any Product, or (b) any breach of any express or implied product warranty or any other similar claim with respect to any Product other than standard warranty obligations (to replace, repair or refund) made by Seller in the ordinary course of business except for those claims that, if adversely determined against the Business, are covered by insurance or would not have Material Adverse Effect.

2.26 LABOR RELATIONS. Seller has not failed to comply in any material respect with any applicable federal, state, and local laws, rules, and regulations relating to employment or employment termination, and all applicable laws, rules and regulations governing payment of minimum wages and overtime rates, and the withholding and payment of taxes from compensation of employees. There are no labor controversies pending or threatened between Seller and any of its employees or former employees or any labor union or other collective bargaining unit representing any of the employees. Seller has never entered into a collective bargaining agreement or other labor union contract relating to the Business and applicable to the employees. There are no written employment or separation agreements, or oral employment or separation agreements other than those establishing an "at-will" employment relationship between Seller and any of its employees. Seller does not maintain any employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")).

2.27 CUSTOMERS AND SUPPLIERS. Seller is neither aware nor has any reason to believe that any of Seller's ten largest customers and ten largest suppliers during the twelve months ended December 31, 2002 (determined on the basis of both revenues and bookings during such period) has terminated, or intends to materially reduce or terminate, the amount of its business with Seller, and Seller has no reason to believe that such termination or alteration would occur as a result of the consummation of this Agreement.

2.28 APPROVAL AND RECOMMENDATION. The Board of Directors of Seller, at a meeting duly called and held, has, subject to the terms and conditions set forth herein,
(i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Seller its shareholders, and (ii) approved this Agreement and the transactions contemplated hereby. The shareholders of Seller do not need to approve or adopt this Agreement. The Board of Directors of Seller has reviewed the opinion of CBIZ Valuation Group, Inc., financial advisor to the Board of Directors of Seller (the "Financial Advisor"), that, as of the date of this Agreement, the consideration to be received pursuant to this Agreement is fair to the shareholders of Seller from a financial point of view (the "Fairness Opinion").

2.29 ENVIRONMENTAL MATTERS.

          (i) The term "Environmental Laws" means any Federal, state, local or foreign statute, treaty, ordinance, rule, regulation, policy, permit, consent, approval, license, judgment, order, decree or injunction relating to: (A) Releases (as defined in 42 U.S.C. (S) 9601(22)) or threatened Releases of Hazardous Material (as hereinafter defined) into the environment, (B) the generation, treatment, storage, presence, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Material, (C) natural resources, or (D) the environment. The term "Hazardous Material" means (1) hazardous substances (as defined in 42 U.S.C. (S) 9601(14)), (2) petroleum, including crude oil and any fractions thereof, (3) natural gas, synthetic gas and any mixtures thereof, (4) asbestos and/or asbestos containing materials, (5) PCBs or materials containing PCBs, and (6) radioactive materials.

          (ii) During the period of ownership or operation by the Seller of any of its current or previously owned or leased properties, there have been no Releases of Hazardous Material by the Seller in, on, under or affecting such properties or any surrounding site, and the Seller has not disposed of any Hazardous Material in a manner that has led, or could reasonably be anticipated to lead to a Release, except in each case for those which individually or in the aggregate would not have a Material Adverse Effect. To the knowledge of Seller, there have been no Releases of Hazardous Material in, on, under or affecting such properties or any surrounding site by any other party except for those which individually on in the aggregate would not have a Material Adverse Effect. To the knowledge of Seller no third party property is contaminated with any Hazardous Materials that may subject the Seller to liability under any Environmental Laws. The Seller has not received any written notice of, or entered into any order, settlement or decree relating to: (A) any violation of any Environmental Laws or the institution or pendency of any suit, action, claim, proceeding or investigation by any governmental entity or any third party in connection with any alleged violation of Environmental Laws, (B) the response to or remediation of Hazardous Material at or arising from any of the Seller's properties. The properties currently owned or operated by the Seller possess all material permits, licenses, authorizations and approvals required under applicable Environmental Laws with respect to the conduct of business thereat, and are in compliance with all Environmental Laws, except where instances of noncompliance would not, individually or in the aggregate, be reasonable likely to have a Material Adverse Effect.

          (iii) To the knowledge of Seller there are no circumstances or conditions involving the Seller or its employees that could reasonably be expected to result in any material claims, liability or investigations under any Environmental Law or relating to Hazardous Materials arising out of the ownership, operation, management of all or any portion of a facility, or out of the arrangement for the treatment, transportation, or disposal of, or ownership or possession or choice of the treatment, storage or disposal facility for, any Hazardous Materials with respect and to the extent to the Seller provided services before the Closing.

2.30 SALE OF ASSETS. The sale of the Acquired Assets does not constitute the sale of all or substantially all of Seller's assets. Seller has no present intent, on or before the anticipated date of Closing of this Agreement, of filing a voluntary petition in bankruptcy or seeking similar state court relief. Seller has no knowledge of any threatened or pending involuntary bankruptcy petition or similar state court action against it. Seller is selling the Acquired Assets under this Agreement for their "reasonably equivalent value" within the meaning of Section 248 of the United States Bankruptcy Code and "fair consideration" within the meaning of the Debtor-Creditor Law of the State of New York. Seller is entering into this Agreement in a good faith effort to maximize asset value and without any intent to hinder, delay or defraud any creditor, secured or unsecured.

2.31 INVESTMENT REPRESENTATIONS.

          (a) The Shares to be received by the Seller hereunder will be acquired for the Seller's own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the 1933 Act, and the Seller has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the 1933 Act. The Seller is not a registered broker dealer or an entity engaged in the business of being a broker dealer.

          (b) The Seller acknowledges that it can bear the economic risk and complete loss of its investment in the Shares and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.

          (c) The Seller has had an opportunity to receive all additional information related to the Buyer requested by it and to ask questions of and receive answers from the Buyer regarding the Buyer, its business and the terms and conditions of the offering of the Shares. The Seller acknowledges that it has had access and an opportunity to review the Buyer's SEC Filings. Neither such inquiries nor any other due diligence investigation conducted by the Seller shall modify, amend or affect the Seller's right to rely on the Buyer's representations and warranties contained in this Agreement.

          (d) The Seller understands that the Shares are characterized as "restricted securities" under the U.S. federal securities laws inasmuch as they are being acquired from the Buyer in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the 1933 Act only in certain limited circumstances.

          (e) LEGENDS. It is understood that, until the time when such Shares may be sold pursuant to Rule 144, certificates evidencing such Shares may bear the following or any substantially similar legend:

               (i) "The securities represented hereby may not be transferred unless (i) such securities have been registered for sale pursuant to the Securities Act of 1933, as amended, (ii) such securities may be sold pursuant to Rule 144, or (iii) the Company has received an opinion of counsel satisfactory to it that such transfer may lawfully be made without registration under the Securities Act of 1933 or qualification under applicable state securities laws."

               (ii) If required by the authorities of any state in connection with the issuance of sale of the Shares, the legend required by such state authority.

          (f) The Seller is an accredited investor as defined in Rule 501(a) of Regulation D.

          (g) The Seller did not learn of the investment in the Shares as a result of any public advertising or general solicitation.

          (h) No person or entity will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Buyer or the Seller for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Seller.

          (i) STATE OF RESIDENCE. Seller's principal office is located in the State of California.

                                   ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer represents and warrants to Seller as follows:

3.1 ORGANIZATION, STANDING AND POWER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Buyer has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on its ability to consummate the transactions contemplated hereby.

3.2 AUTHORITY. Buyer has all requisite corporate power and authority to execute and deliver this Agreement, and each document, instrument or agreement contemplated hereby, including, but not limited to the documents delivered at Closing, and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement, and each document, instrument or agreement executed pursuant to this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer.

3.3 DUE EXECUTION AND ENFORCEABILITY. This Agreement, and each document, instrument or agreement executed pursuant to this Agreement by Buyer, including but not limited to the documents delivered at Closing, have been duly executed and delivered by Buyer, and assuming due authorization, execution and delivery by Seller, if required, this Agreement and each document, instrument or agreement executed pursuant to this Agreement by Buyer, including but not limited to the documents delivered at Closing, constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other federal or state laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or equity).

3.4 NO CONFLICT. The execution and delivery of this Agreement, and each document, instrument or agreement executed pursuant to this Agreement, including but not limited to the documents delivered at Closing, and the performance of Buyer's obligations hereunder and thereunder, (i) are not in violation or breach of, and will not conflict with or constitute a default under, any of the terms of the certificate of incorporation or bylaws of Buyer or any contract, agreement or commitment binding upon Buyer, and (ii) will not conflict with or violate any applicable law, rule, regulation, order or degree of any government, governmental instrumentality or court having jurisdiction over Buyer.

3.5 CONSENTS AND APPROVALS OF GOVERNMENT AUTHORITIES. No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and each document, instrument and agreement executed pursuant to this Agreement.

3.6 PHOTOGEN SHARES. The issuance, sale and delivery of the Shares in accordance with this Agreement have been, or will be prior to issuance, duly authorized by all necessary corporate action on the part of the Buyer. The Shares when so issued and sold in accordance with the provisions of this Agreement will be duly and validly issued, fully paid and non-assessable.

3.7 SEC FILINGS. Buyer has made available to the Seller each registration statement, report, proxy statement or information statement filed with the SEC by it since December 31, 2001, (the "Audit Date") including the Buyer Annual report on form 10-K for the year ended December 31, 2001 (the "Buyer 10-K") in the form (including exhibits, annexes, and any amendments thereto) filed with the SEC (collectively, including any such reports filed subsequent to the date hereof, the "Buyer Reports"). The Buyer Reports are the only filings required of Buyer pursuant to the Exchange Act and the Securities Act for such periods. As of their respective dates, the Buyer Reports complied, and any Buyer Reports filed with the SEC after the date hereof will comply, as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, and the Buyer Reports did not, and any Buyer Reports filed with the SEC after the date hereof will not, at the time of their filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Buyer has heretofore made available or promptly will make available to the Seller a complete and correct copy of all amendments or modifications (in draft or final form) which are required to be filed with the SEC but have not yet been filed with the SEC to the Buyer Reports, agreements, documents or other instruments which previously had been filed by Buyer with the SEC pursuant to the Exchange Act.

3.8 NASDAQ COMPLIANCE. Buyer is in compliance with all applicable Nasdaq SmallCap Market continued listing requirements. There are no proceedings pending or to Buyer's knowledge threatened against Buyer relating to the continued listing of its common stock on the Nasdaq SmallCap Market and Buyer has not received any notice of, nor to Buyer's knowledge is there any basis for, the delisting of its common stock from the Nasdaq SmallCap Market. The shares will have been duly listed at the time of issuance.

3.9 NO GENERAL SOLICITATION. Neither Buyer nor any person or entity acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D) in connection with the offer or sale of any of the Shares.

3.10 BROKERS. Buyer has not made any agreement or taken any other action that might cause anyone to become entitled to a broker's or finder's fee or commission as a result of the transactions contemplated by this Agreement, other than from a broker or finder retained on behalf of Seller.

3.11 INVESTMENT REPRESENTATIONS.

          (a) The Seller Shares to be received by the Buyer pursuant to Section 1.2(g) hereof, if any, will be acquired for the Buyer's own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the 1933 Act, and the Buyer has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the 1933 Act. The Buyer is not a registered broker dealer or an entity engaged in the business of being a broker dealer.

          (b) The Buyer acknowledges that it can bear the economic risk and complete loss of its investment in the Seller Shares and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.

          (c) The Buyer has had an opportunity to receive all additional information related to the Seller requested by it and to ask questions of and receive answers from the Seller regarding the Seller, its business and the terms and conditions of the offering of the Seller Shares. The Buyer acknowledges that it has had access and an opportunity to review the Seller's SEC Filings. Neither such inquiries nor any other due diligence investigation conducted by the Buyer shall modify, amend or affect the Buyer's right to rely on the Seller's representations and warranties contained in this Agreement.

          (d) The Buyer understands that the Seller Shares are characterized as "restricted securities" under the U.S. federal securities laws inasmuch as they are being acquired from the Seller in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the 1933 Act only in certain limited circumstances.

          (e) LEGENDS. It is understood that, until the time when such Seller Shares may be sold pursuant to Rule 144, certificates evidencing such Seller Shares may bear the following or any substantially similar legend:

               (i) "The securities represented hereby may not be transferred unless (i) such securities have been registered for sale pursuant to the Securities Act of 1933, as amended, (ii) such securities may be sold pursuant to Rule 144, or (iii) the Company has received an opinion of counsel satisfactory to it that such transfer may lawfully be made without registration under the Securities Act of 1933 or qualification under applicable state securities laws."

               (ii) If required by the authorities of any state in connection with the issuance of sale of the Shares, the legend required by such state authority.

          (f) The Buyer is an accredited investor as defined in Rule 501(a) of Regulation D.

          (g) The Buyer did not learn of the investment in the Seller Shares as a result of any public advertising or general solicitation.

          (h) No person or entity will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Seller or the Buyer for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Buyer.

          (i) STATE OF RESIDENCE. Buyer's principal office is located in the Commonwealth of Pennsylvania.

                                   ARTICLE IV
                        CONDUCT PRIOR TO THE CLOSING DATE

4.1 CONDUCT OF BUSINESS. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, Seller agrees to continue to operate the Business in the usual and ordinary course. The Seller shall use its best efforts to preserve intact the business organization, the Acquired Assets and the goodwill of the Seller and its employees, customers, suppliers and others having business relations with the Seller with respect to the Acquired Assets. Seller agrees that it will (except to the extent that Buyer shall otherwise consent in writing) carry on the Business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, and, to the extent consistent with the Business, use all reasonable efforts consistent with past practice and policies to preserve intact Seller's present business organizations, keep available the services of its present officers and key employees and preserve their relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired the Acquired Assets, including without limitation, goodwill of the Business at the Closing Date. Seller shall promptly notify Buyer of any event or occurrence or emergency not in the ordinary course of business, and any event that could have a Material Adverse Effect. Except as expressly contemplated by this Agreement, without the prior written consent of Buyer, which consent shall and be unreasonably withheld or delayed, Seller shall not, except in the ordinary course of business consistent with past practice, do any of the following related to the Business:

          (a) Enter into any commitment, contract, lease or transaction not in the ordinary course of business;

          (b) Enter into or amend any agreements pursuant to which any other party is granted marketing, distribution or similar rights of any type or scope with respect to any Acquired Assets;

          (c) Amend or otherwise modify (or agree to do so), or violate the terms of the agreements set forth or described in any of the schedules hereto;

          (d)  Commence any litigation;

          (e) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate;

          (f) Sell, lease, license or otherwise encumber, dispose of or transfer, or commit to encumber, dispose of or transfer, any rights to any of its properties or the Acquired Assets;

          (g) Adopt or amend any employee benefit plan, or enter into any employment contract, pay or agree to pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its employees;

          (h) Enter into any strategic alliance or joint marketing arrangement or agreement;

          (i) Enter into any license agreement with respect to any intellectual property of any third party for the purpose of its use with the Intellectual Property;

          (j)  Hire or fire any employees; or

          (k) Agree in writing or otherwise to take any of the actions described in Sections 4.1(a) through (j) above, or take (or agree in writing to take) any other action that would cause any of the representations or warranties of Seller contained herein not to be true and correct in all material respects on and as of the Closing Date or prevent Seller from performing or cause Seller not to perform its covenants hereunder.

4.2 CERTAIN CREDITOR ACTIONS. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, Seller shall not initiate, take, cooperate with, or concede to, and shall use best efforts to prevent, discharge or stay any of the following:

     (i) foreclose on any secured party sale transactions with respect to the Acquired Assets;

     (ii) apply for, consent to, or acquiesce in the appointment of a trustee, an assignee for the benefit of creditors, or a trustee for itself or any of its properties;

     (iii) attach, levy or take any similar action with respect to its property or any of the Acquired Assets; or

     (iv) take any corporate action to authorize, or in furtherance of, any of the foregoing.


                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

5.1 ACCESS TO INFORMATION. Seller shall afford Buyer and its consultants, advisors, lenders, agents, accountants, counsel and other representatives, during reasonable business hours (a) full access to all pertinent financial, legal, regulatory and operational documents and information, (b) interviews with key management with respect to the Business, (c) visits to and tours of operational facilities with respect to the Business, (d) access to accountants and key accounting documents and information, including without limitation auditors work papers (subject to the customary procedures of its independent public accountants), (e) detailed budget information and financial forecasts with respect to the Business, (f) access and introductions to the Seller's suppliers, sponsors and landlords with respect to the Business, under conditions reasonably satisfactory to both Buyer and Seller, (g) tax returns and other tax information with respect to the Business, (h) information pertaining to Intellectual Property, and (i) any other confidential files and information of the Seller with respect to the Business. Seller will cooperate with Buyer in providing Buyer with available information regarding the Business on or prior to the Closing Date necessary for Buyer to calculate the availability to it of future tax credits for research activities under Section 41 of the Code. Seller agrees to provide to Buyer and its accountants, counsel and other representatives copies of internal financial statements promptly upon request. No information or knowledge obtained in any investigation pursuant to this
Section 5.1 shall affect or be deemed to modify any representation or warranty contained herein.

5.2 CONFIDENTIALITY. Each of the parties hereto hereby agrees to keep such information or knowledge obtained in any investigation pursuant to Section 5.1, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, confidential; provided, however, that the foregoing shall not apply to information or knowledge which
(a) a party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party, (b) is generally known to the public and did not become so known through any violation of law or this Agreement, (c) became known to the public through no fault of such party, (d) is later lawfully acquired by such party from other sources, or (e) is required to be disclosed by order of court or government agency with subpoena powers.

5.3 EXPENSES. Whether or not the Acquisition is consummated, all fees and expenses incurred in connection with the Acquisition including, without limitation, all legal, accounting, advisory, consulting, investment banking and all other fees and expenses of third parties ("Transaction Expenses") incurred by Seller in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of and paid by Seller. Without limiting the foregoing, Seller shall pay for all fees and expenses incurred in connection with obtaining the Fairness Opinion. Buyer shall pay for all of its Transaction Expenses.

5.4 PUBLIC DISCLOSURE. Unless otherwise required by law or this Agreement, prior to the Closing Date, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by Seller or Buyer unless approved by the other party (which approval will not be unreasonably withheld).

5.5 CONSENTS. Seller shall use its reasonable efforts to obtain any consents as may be required by the Assigned Contracts in connection with the Acquisition so as to transfer to Buyer all rights of Seller thereunder as of the Closing.

5.6 COMMERCIALLY REASONABLE EFFORTS. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations: to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

5.7 NOTIFICATION OF CERTAIN MATTERS. Seller shall give prompt notice to Buyer, and Buyer shall give prompt notice to Seller, of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of Seller or Buyer, respectively, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date, and (ii) any failure of Seller or Buyer, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section 5.7 shall not limit or otherwise affect any remedies available to the party receiving such notice.

5.8 ADDITIONAL DOCUMENTS AND FURTHER ASSURANCES. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

5.9 TAX RETURNS. Seller shall be responsible for (i) all of Seller's Taxes attributable to or levied or imposed upon the Acquired Assets relating or pertaining to the period (or that portion of any period) ending prior to the Closing Date and (ii) all Taxes attributable to, levied or imposed upon, or incurred in connection with the Seller's business operations prior to the Closing Date. Seller shall continue to file all Returns required to be filed in connection with the Acquired Assets and any portion of any such Returns connected therewith shall be completed in accordance with applicable laws.

5.10 PAYMENT OF TAXES. As of the Closing, Seller shall have (a) paid all Taxes it is required to pay as of such time and (b) withheld with respect to its employees, and paid to the appropriate taxing authority, all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld as of such time. All Taxes that become due or payable with respect to Seller's operation of the Business prior to the Closing Date shall be the responsibility of Seller, and Seller shall be entitled to all tax benefits or credits arising out of such pre-closing operations.

5.11 EMPLOYEES. At least ten (10) days prior to the Closing, Buyer shall provide a written list to Seller setting forth any employees of Seller to whom Buyer does not intend to make offers of employment.

5.12 COOPERATION AND RECORDS RETENTION. Seller and Buyer shall (a) each provide the other with such assistance as may reasonably be requested by the other in connection with the preparation of any tax return, statement, report, form or other document (hereinafter collectively a "Tax Return"), or in connection with any audit or other examination by any taxing authority or any judicial or administrative proceedings relating to liability for taxes, (b) until the fifth anniversary of the Closing Date, each retain and provide the other, with any records or other information which may be relevant to any such Tax Return, audit or examination, proceeding or determination, or any other reasonable business purpose or any other legal proceeding, and (c) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period.

5.13 EXCLUSIVITY; BREAK-UP FEE. (a) Until the earlier of (1) the Closing, or (2) the termination of this Agreement, Seller, its officers, directors, agents, representatives and affiliates will not directly or indirectly take any of the following actions with any party other than Buyer and its designees:

          (i) solicit, encourage, initiate, continue, participate in or enter into any discussions, negotiations or agreements with any person, firm, corporation or other entity, either agent or principal, concerning a possible refinancing, acquisition, license, sale or purchase of the Acquired Assets outside the ordinary course of business or any other business combination or investment transaction with respect to all or any portion of the Acquired Assets (a "Potential Transaction");

          (ii) disclose, provide or afford access to any information with respect to Seller to any person, other than Buyer and its representatives, in connection with a Potential Transaction; or

          (iii) initiate, take, cooperate with or concede to any Bankruptcy Actions, or fail to use best efforts to prevent, discharge or stay any Bankruptcy Actions.

          (b) Notwithstanding the foregoing, nothing contained in this Agreement shall prevent Seller or its Board of Directors from (i) providing access to Seller's properties, books and records and providing information or data in response to a request therefor by a person who has made an unsolicited bona fide written proposal (a "Transaction Proposal") for a Potential Transaction, if Seller's Board of Directors receives from the person so requesting such information an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement dated October 25, 2002, between Buyer and Seller (provided that all such written information that has not previously been supplied to Buyer is also provided on a prior or substantially concurrent basis to Buyer), or (ii) engaging in any negotiations or discussion with any person who has made an unsolicited bona fide written Transaction Proposal, if and only to the extent that in connection with the foregoing clauses (i) and (ii), (1) Seller's Board of Directors (after consultation with its independent legal counsel) determines in good faith that such action is legally required for the Board of Directors to comply with its fiduciary duties under applicable law, (2) such Transaction Proposal is not subject to any financing contingencies and (3) Seller's Board of Directors determines in good faith after consultation with its independent legal counsel and financial advisor (taking into account among other things the legal, financial, regulatory and other aspects of the proposal, the person making the proposal, the likelihood of consummation and the time to complete such transaction) that such Transaction Proposal is reasonably likely to lead to a transaction that is capable of being completed on the terms proposed and that, if consummated, would result in a transaction more favorable to Seller from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Transaction Proposal being referred to in this Agreement as a "Superior Proposal").

          (c) Seller agrees that it will promptly keep Buyer informed of the status and terms of any inquiries, proposals or offers and the status and terms of any discussions or negotiations, including the identity of the party making any such inquiry, proposal or offer.

          (d) Seller acknowledges and agrees that Buyer has committed and will commit substantial resources to a due diligence review of Seller, securing financing and preparation of legal documents relating to the transactions contemplated herein. The parties agree that irreparable damage would be caused to Buyer in the event the provisions of this Section 5.13 were not performed in accordance with their specific terms or were otherwise breached. In order to induce Buyer to commit the resources, forego other potential opportunities, and incur the expenses necessary to consummate the transactions contemplated hereby, Seller hereby agrees that in the event of (i) any material breach of this
Section 5.13, or, if such breach is not material, any breach of this Section
5.13 which is not cured within five (5) days of Seller's knowledge of such breach (for the purposes of this Section 5.13(d) "Seller's knowledge" shall not include the knowledge of any directors of Seller other than Theodore D. Roth and Duane J. Roth), or (ii) termination of this Agreement by the Seller pursuant to
Section 8.1(f), Seller shall immediately pay Buyer by wire transfer of immediately available funds (1) the amount of $1,000,000 plus (2) the outstanding principal balance of, plus all accrued interest on, the Bridge Notes; or, in the case of clause (i) of this sentence, Buyer, at its option, shall be entitled to injunctive relief and to specifically enforce the provisions of this Section 5.13 in any court having competent jurisdiction, in addition to any other remedy that Buyer may have at law or equity.

5.14 CREDITOR AGREEMENTS. At the Closing, each of Buyer and Seller agree to comply with all of their respective obligations and responsibilities under the agreements set forth on SCHEDULE 5.14 hereto (the "Creditor Agreements").

5.15 CHUGAI. On or prior to the eighteen-month anniversary of the Closing Date, Buyer may, at its sole option, notify Seller in writing of its intention to acquire the Optison(R) Products (as defined below). If such notice is timely given, then on the date set forth in such notice (the "Optison Closing Date"), which shall not be less than three days or more than thirty (30) days after the date of delivery of such notice, Buyer, subject to the outcome of the Feinstein Litigation, shall acquire the Optison(R) Products and related Intellectual Property for $100 and shall assume that certain Cooperative Development and Marketing Agreement, as amended to date (the "Chugai Agreement"), by and between Chugai Pharmaceutical Co., Ltd. ("Chugai") and Molecular Biosystems, Inc., a direct, wholly owned subsidiary of Seller. If the Buyer does acquire the Optison(R) Products and related Intellectual Property and does assume the Chugai Agreement, then (i) the Optison(R) Products and related Intellectual Property shall be considered Acquired Assets hereunder (but all representations and warranties of Seller with respect thereto shall be subject to the outcome of the Feinstein Litigation in the case of Optison(R) Products and related Intellectual Property), (ii) the Chugai Agreement shall be considered an Assumed Contract hereunder and (iii) for the period between the Optison Closing Date and November 21, 2003, if applicable, if Buyer receives any milestone payments from Chugai for the continuation of the Optison(R) Products pursuant to the Chugai Agreement, Buyer will pay Seller 50% of such payments within thirty (30) days of receipt of such payments from Chugai. Notwithstanding the foregoing, should Buyer and Chugai agree that Chugai shall substitute Imagent(R) Products in place of the Optison(R) Products, no such payments will be due to Seller. Buyer shall own title to all of Seller's Intellectual Property subject to the Chugai Agreement, and Buyer shall be free to negotiate with Chugai without consultation with or approval of Seller. For the purposes of this Section 5.15, "Optison(R) Products" shall mean all of Seller's assets related to the designing, developing, manufacturing, marketing, selling, licensing, supporting and maintaining the Optison(R) product as described on SCHEDULE 5.15, and all derivations, improvements, formulations, products and process related thereto.

                                   ARTICLE VI
                          CONDITIONS TO THE ACQUISITION

6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE ACQUISITION. The respective obligations of each party to this Agreement to effect the Acquisition shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

          (a) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Acquisition shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Acquisition, which makes the consummation of the Acquisition illegal.

6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF SELLER. The obligations of Seller to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by
Seller:

          (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of Buyer in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such time (except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), and Buyer shall have performed and complied with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing Date.

          (b) CERTIFICATE OF BUYER. Seller shall have been provided with a certificate duly executed on behalf of Buyer to the effect that, as of the Closing Date:

               (i) all representations and warranties made by Buyer in this Agreement are true and correct in all material respects (except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); and

               (ii) all covenants, obligations and conditions of this Agreement to be performed by Buyer on or before such date have been so performed.

          (c) LEGAL OPINION. Seller shall have received the opinion of Epstein Becker & Green, P.C., special counsel to Buyer, and an opinion of Grippo & Elden, general counsel to Buyer, each in form and substance reasonably satisfactory to Seller and its counsel.

6.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF BUYER. The obligations of Buyer to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by
Buyer:

          (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of Seller in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such time (except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), and Seller shall have performed and complied with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Closing Date.

          (b) CERTIFICATE OF SELLER. Buyer shall have been provided with a certificate executed on behalf of Seller by its Chief Executive Officer to the effect that, as of the Closing Date:

               (i) all representations and warranties made by Seller in this Agreement are true and correct in all material respects (except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); and

               (ii) all covenants, obligations and conditions of this Agreement to be performed by Seller on or before such date have been so performed.

          (c) CLAIMS. There shall not have occurred any claims (whether or not asserted in litigation), which may materially and adversely affect the consummation of the transactions contemplated hereby or the Business, the Acquired Assets or financial condition of Seller or Buyer.

          (d) THIRD PARTY CONSENTS. Seller shall have obtained and provided Buyer any and all consents, waivers, and approvals required from third parties relating to the Assigned Contracts and Acquired Assets, including without limitation the Schering License and the Bracco License, the Genzyme Agreement, the Fluoromed Agreement (each as defined on SCHEDULE 2.11), so as to assign all rights of Seller thereunder to Buyer as of the Closing to Buyer's reasonable satisfaction.

          (e) GOVERNMENTAL APPROVALS. Any and all consents, waivers and approvals required from any governmental entity deemed necessary by Buyer to effect the Acquisition shall have been timely obtained.

          (f) NO INJUNCTIONS OR RESTRAINTS ON CONDUCT OF BUSINESS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging Buyer's proposed acquisition of the Acquired Assets, or limiting or restricting Buyer's conduct or operation of the Business (or its own business) following the Acquisition shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending.

          (g) NO MATERIAL ADVERSE CHANGES. There shall not have occurred any material adverse change in business, condition or operations of the Seller, either individually or in the aggregate, with respect to the Acquired Assets.

          (h) EMPLOYEE AGREEMENTS. The individuals listed on SCHEDULE 6.3 (H) shall have executed employment offer letters with the Buyer.

          (i) THIRD PARTY RIGHTS. Except for the Schering License, no third party shall have any right of any nature whatsoever (including, without limitation, any right to receive royalty payments) in respect of any of the Acquired Assets.

          (j) SELLER'S AGREEMENT NOT TO COMPETE. Seller shall have entered into an Agreement Not to Compete with Buyer in the form attached hereto as EXHIBIT H.

          (k) ROTHS' AGREEMENT NOT TO COMPETE AND RELEASES. Duane J. Roth, Theodore D. Roth and other individuals named by the Buyer shall have entered into non-competition, non-disclosure and non-solicitation agreements in the form attached hereto as EXHIBIT I, providing that they will not for a period of five years following the Closing Date (i) directly or indirectly own, manage, control, participate in, consult with, render services for, or in any other manner engage in any business which is competitive with all or part of the Business or the Acquired Assets, (ii) solicit or hire employees of the Buyer or the Seller, or (iii) disclose any confidential information with respect to the Acquired Assets. Duane J. Roth and Theodore D. Roth shall have provided a full release and a waiver of claims in the form attached hereto as EXHIBIT J.

          (l) LEGAL OPINION. Buyer shall have received the opinion of Stroock & Stroock & Lavan LLP, counsel to the Seller, in form and substance reasonably satisfactory to Buyer and its counsel.

          (m) NO LIENS. The Acquired Assets shall be free and clear of any and all Liens (other than Liens listed on SCHEDULE 2.9), including any co-marketing rights of Schering.

          (n) SECURED CREDITOR RELEASES. All secured creditors of the Seller listed on SCHEDULE 2.23(A) hereto who have a release noted in Column IV thereof shall have provided a release and waiver of claims in the form attached hereto as EXHIBIT E.

          (o) UNSECURED CREDITORS RELEASES. All unsecured creditors of the Seller listed on SCHEDULE 2.23(A) hereto who have a release noted in Column IV thereof shall have provided a release and waiver of claims in the form attached hereto as EXHIBIT F.

          (p) USE OF BUYER NOTES. The Seller shall have provided the Buyer with a schedule detailing the use of funds received by the Seller pursuant to the Buyer Notes. Such schedule shall be certified by the Chief Financial Officer of the Seller.

          (q) FAIRNESS OPINION. Seller shall have received the Fairness Opinion from CBIZ Valuation Group, Inc., financial advisors to Seller, in form and substance reasonably acceptable to the Buyer.

          (r) AGREEMENT WITH RESPECT TO FDA MATTERS. Seller shall have signed an agreement with respect to the transfer and assignment of approvals, consents and clearances issued by the FDA substantially in the form attached hereto as EXHIBIT K (the "FDA Matters Agreement").

          (s) NDA OWNERSHIP TRANSFER. The Buyer shall have received all documents from Seller reasonably requested by Buyer to effect the ownership transfer to Buyer of Seller's FDA-approved New Drug Application.

          (t) ESCROW AGREEMENT. Seller shall have signed an Escrow Agreement substantially in the form attached hereto as EXHIBIT L (the "Escrow Agreement"), and Seller shall have delivered the Alliance Shares to Epstein Becker & Green, P.C., as the escrow agent.

          (u) BUYER BOARD APPROVAL. The consummation of the transactions contemplated by this Agreement shall have been duly authorized and approved by Buyer's Board of Directors.

          (v) INTELLECTUAL PROPERTY ASSIGNMENTS. The Buyer shall have received all documents reasonably requested by Buyer to effect the assignment to Buyer of the Patents and Trademarks listed on SCHEDULE 2.10 in any and all countries and to vest title thereto in the Buyer or its nominee to any of the foregoing.

          (w) EXCLUSIVE LICENSE AGREEMENT. Seller shall have entered into an exclusive license agreement, in substantially the form set forth on EXHIBIT M hereto, with respect to the patents and patent applications set forth on
SCHEDULE 6.3(W) hereto.

          (x) PARTICIPATION AGREEMENT. Seller shall have entered into that a certain Participation Agreement, in substantially the form set forth on EXHIBIT N hereto, with each of SDS Merchants Fund, L.P., Brown Simpson Partners I, L.P., Castle Creek Healthcare Investors, LLC, CC Life Science, Ltd. and CCL Fund LLC (each, a "Participation Agreement").

          (y) ISSUANCE OF SELLER'S SHARES. Seller shall have issued the shares of its common stock to those persons listed on SCHEDULE 2.23(A) hereto in the amounts noted in Column V thereof opposite their names.

          (z) INVESTMENT LETTERS. Each person whose name is set forth on
SCHEDULE 1.2(A) and is scheduled to receive the Shares shall have executed an investment letter in the form attached hereto as EXHIBIT O, if such person is a natural person, or in the form attached hereto as EXHIBIT P, if such person is not a natural person.

          (aa) EMPLOYEE RELEASES. Each of the employees of the Seller listed on
SCHEDULE 6.3 (AA) hereto shall have provided the release and waiver of claims in the form attached hereto as EXHIBIT Q.

          (bb) CARDINAL HEALTH. Seller, Cardinal Health 411, Inc. and CORD Logistics, Inc. shall have executed and delivered their respective counterpart signature pages to an amendment and assignment agreement in form and substance reasonably acceptable to Buyer.

          (cc) INCHORD. Seller and Gerbig, Snell/Weisheimer Advertising, LLC shall have executed and delivered their respective counterpart signature pages to an amendment and assignment agreement in form and substance reasonably acceptable to Buyer.

          (dd) LEASE. Seller and Equity Office Properties shall have executed and delivered their respective counterpart signature pages to an amendment and assignment agreement in form and substance reasonably acceptable to Buyer.

          (ee) SCHERING AND BRACCO. Seller, Schering AG and Bracco International B.V. shall have executed and delivered their respective counterpart signature pages to an amendment and assignment agreement in form and substance reasonably acceptable to Buyer.

          (ff) SAN DIEGO COUNTY. Seller and the Tax Collector of the County of San Diego shall have executed and delivered their respective counterpart signature pages to an assumption agreement in form and substance reasonably acceptable to Buyer.

                                   ARTICLE VII
           SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

7.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Seller's and Buyer's respective representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing Date for a period of two
(2) years and shall then terminate; PROVIDED, HOWEVER, that (i) any such representation and warranty shall survive the time it would otherwise terminate with respect to claims of which notice has been given as provided in this Agreement prior to such termination and (ii) such time limitation shall not apply to the representations and warranties set forth in Sections 2.7, 2.15,
2.16 and 2.29 hereof, which shall survive until the expiration of the applicable statute of limitations. There shall be no time limitation with respect to any claim made under Section 7.3(a)(iii) or (v).

7.2 INDEMNITORS; INDEMNIFIED PERSONS. For purposes of this Article VII, each party which, pursuant to this Article VII, shall agree to indemnify any other person or entity shall be referred to, as applicable, as the Indemnitor", and each such person and entity who is entitled to be indemnified by any Indemnitor under this Article VII shall be referred to as the Indemnified Person with respect to such Indemnitor. For purposes of this Article VII, "Losses" shall refer to any and all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses of investigation, incurred by an Indemnified Person.

7.3 SELLER INDEMNITY. (a) Seller shall defend, indemnify and hold Buyer and its officers, directors and affiliates harmless against all Losses incurred by Buyer or its officers, directors, or affiliates directly or indirectly as a result of, related to or based upon:

               (i) any inaccuracy or breach (or alleged breach in connection with a claim asserted by a third party) of any representation or warranty of Seller contained in this Agreement, the schedules hereto or any other related document, certificate, instrument or agreement contemplated herein or therein,

               (ii) any failure by the Seller to perform or comply with any covenant or agreement contained in this Agreement or any other related agreement contemplated herein;

               (iii) any failure by the Seller to satisfy the Excluded Liabilities;

               (iv) any liability or obligation arising from any claim related to, based upon, or arising from the Intellectual Property which is disclosed on
SCHEDULE 2.20 or which constitutes a breach of Section 2.20, and, in each case, is commenced, pending or, to Buyer's knowledge, threatened on or prior to the second anniversary of this Agreement; or

               (v) any liability or obligation other than the Assumed
Liabilities.

          (b) The Seller further agrees that it shall not, without the prior written consent of Buyer, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder unless such settlement, compromise or consent shall include an unconditional release of each Indemnified Person under this Section 7.3 from all liability arising out of such claim, action, suit or proceeding.

7.4 BUYER INDEMNITY. Buyer shall defend, indemnify and hold Seller and its officers, directors and affiliates harmless against all Losses incurred by Seller or its officers, directors, or affiliates directly or indirectly as a result of (i) any inaccuracy or breach (or alleged breach in connection with a claim asserted by a third party) of any representation or warranty of Buyer contained in this Agreement, the schedules hereto or any other related document, certificate, instrument or agreement contemplated herein or therein or (ii) any failure by Buyer to perform or comply with any covenant or agreement contained in this Agreement or any other related agreement contemplated herein. The Buyer further agrees that it shall not, without the prior written consent of Seller, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder unless such settlement, compromise or consent shall include an unconditional release of each Indemnified Person under this Section
7.4 from all liability arising out of such claim, action, suit or proceeding.

7.5 PROCEDURES FOR INDEMNIFICATION; DEFENSE. Promptly after receipt by an Indemnified Person of notice of the commencement of any third party action or proceeding with respect to which indemnification may be sought hereunder, such Indemnified Person shall notify the Indemnitor of the commencement of such action or proceeding, but failure to so notify the Indemnitor shall not relieve the Indemnitor from any liability which the Indemnitor may have hereunder or otherwise, unless the Indemnitor shall be materially prejudiced by such failure. If the Indemnitor shall so elect, the Indemnitor shall assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to such Indemnified Person, and shall pay the fees and disbursements of such counsel. In the event, however, that such Indemnified Person shall determine based on the written opinion of its counsel that having common counsel would present such counsel with a conflict of interest or if the Indemnitor shall fail to assume the defense of the action or proceeding in a timely manner, then such Indemnified Person may employ separate counsel to represent or defend it in any such action or proceeding and the Indemnitor shall pay the reasonable fees and disbursements of such counsel. In any action or proceeding the defense of which the Indemnitor shall assume, the Indemnified Person shall have the right to participate in (but not control) such litigation and to retain its own counsel at such Indemnified Person's own expense except as otherwise provided above in this Section 7.5. In such case the Indemnitor shall keep the Indemnified Person apprised of the status of the action or proceeding and shall furnish the Indemnified Person with all documents and information that the Indemnified Person shall reasonably request. No such action or proceeding may be settled by the Indemnitor without the prior written consent of such Indemnified Person, unless such Indemnified Person is released in full in connection with such settlement; an Indemnified Person may settle any such claim without the consent of the Indemnitor, if the Indemnitor is released in full in connection with such settlement.

7.6 INDEMNIFICATION THRESHOLD. (a) Each Indemnified Person shall be entitled to make claims for indemnification with respect to Sections 7.3(a)(i) or 7.4(i) only for Losses which exceed in the aggregate $125,000 (the "Threshold"), in which case the Indemnitor will be liable for the full amount of such Losses in excess of $50,000 (the "Deductible"); PROVIDED, HOWEVER, that if such claims are made on account of a breach of the representations and warranties set forth in Sections 2.7(a), 2.7(c), 2.17, 2.20, 2.23 (but only with respect to a breach of SCHEDULE 2.23(A) or SCHEDULE 2.23(B)), 3.6, 3.7, 3.9 or 3.10 each such Indemnified Person shall be entitled to the full amount of its Losses, without regard for the Threshold or Deductible. Each Indemnified Person shall be entitled to make claims for indemnification only for a claim or series of related claims in excess of $20,000.

          (b) The determination of the amount of any indemnity obligation for which an Indeminified Person seeks indemnification under this Article VII shall be calculated net of any insurance or other proceeds received or entitled to be received by the party bearing the damages, losses, expenses or other Losses as a result thereof, subject to offset for any increase in insurance premiums.

7.7 INTELLECTUAL PROPERTY CLAIMS. (a) Notwithstanding any provisions in this
Article VII to the contrary, Seller shall indemnify, defend and hold each Indemnified Person under Section 7.3 harmless against any and all Losses, without regard for the Threshold or the Deductible, for any claims arising pursuant to Section 7.3(a)(iv) above. Furthermore, in such matters, the Indemnified Persons, not the Indemnitor, shall have the right, at their option, to assume the defense of any such action or proceeding, including the employment of counsel chosen by the Indemnified Persons, including counsel in each jurisdiction where a claim has been or may be commenced and special counsel with knowledge and experience in litigating intellectual property and FDA matters, as necessary, provided that such counsel shall be reasonably acceptable to the Indemnitor, and provided further that the Indemnitor shall have the right to participate in (but not control) such defense with counsel selected by it, at its own expense. The Indemnified Persons shall cooperate with the Indemnitor in such defense and make available to the Indemnitor, to the extent reasonably required by the Indemnitor, all witnesses, pertinent records, materials and information in the Indemnified Persons' possession or under their control relating to such defense. The term "defend" or "defense" as used in this Section
7.7 shall include any action instituted by the Indemnified Persons in connection with a claim referred to in SCHEDULE 2.20 or in connection with the Patents; PROVIDED, HOWEVER, that the Indemnified Persons will not institute such an action without the Indemnitor's prior written consent, which shall not be unreasonably withheld. The Indemnitor shall pay the reasonable fees and disbursements of counsel to the Indemnified Persons.

          (b) The Indemnified Persons shall have the right, in their sole discretion and without the consent of the Indemnitor, to settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification is sought under this
Section 7.7, so long as the Indemnitor is released in full in connection with such settlement; PROVIDED, HOWEVER, that the Indemnitor shall have the right to require the Indemnified Persons to take any such action if, in connection with such action, the Indemnified Persons are released in full and their rights to and in the Intellectual Property are not restricted or diminished in any way whatsoever. The Indemnitor shall pay, together with all other Losses, any amounts due and payable under the terms of any settlement agreement or compromise.

          (c) Notwithstanding the foregoing, if the disposition of any matter subject to this Section 7.7, whether by settlement, compromise, judgment or otherwise, should result in a cash payment (an "IP Payment") to the Buyer (whether in a lump sum or in installments and whether fixed or contingent as, for example, in the case of royalties), the Buyer and the Seller shall share equally in such payment the amount of up to $8,000,000. All such payments in excess of $8,000,000 shall belong solely to the Buyer; PROVIDED, HOWEVER, that, if such matter is a declaratory judgment action as referred to above, the proceeds of the IP Payment in connection with such matter shall first be applied to reimburse both the Buyer and the Seller for its expenses (including the reasonable legal fees and disbursements of its counsel) in connection with such action. If the IP Payment is in installments (whether or not contingent), the Buyer shall provide the Seller with information received by them as to the calculation of the amounts due promptly after the receipt of such information, and shall permit the Seller to verify such information at such times and in such manner as are customary in similar circumstances.

7.8 ESCROW; RIGHT OF SET-OFF. As of the Closing Date, the Alliance Shares shall be placed in an escrow fund (the "Escrow Fund") to be governed by the terms of the Escrow Agreement. Seller expressly acknowledges and agrees that the Indemnified Persons shall have the right, but shall not be required, to satisfy all or any portion of any claims for indemnification which are the subject of any indemnity claim made under Sections 7.3(a)(iv) and 7.7 by, in its or their sole discretion, (i) setting-off against or deducting from any distributions or payments that may become due to Seller, including but not limited to the Earnout, and/or (ii) making a claim against the Escrow Fund.

7.9 EXCLUSIVE REMEDY. The parties to this Agreement understand and agree that the indemnity provisions set forth in this Article VII are the sole and exclusive remedy of Buyer or Seller with respect to any Losses incurred following the Closing in connection with any matter contained in or relating to this Agreement; provided, HOWEVER, (i) that this Section 7.9 shall be inapplicable to any acts of fraud, whether denominated as such, as intentional misrepresentation or otherwise, related to this Agreement and (ii) that nothing herein shall preclude Buyer or Seller from seeking equitable relief in connection with any matter contained in or relating to this Agreement.

                                  ARTICLE VIII
                        TERMINATION, AMENDMENT AND WAIVER

8.1 TERMINATION. Except as provided in Section 8.2 below, this Agreement may be terminated and the Acquisition abandoned at any time prior to the Closing Date:

          (a) by mutual consent of Seller and Buyer;

          (b) by Buyer or Seller if: (i) through no fault of the terminating party, the Closing has not occurred by July 15, 2003; (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Acquisition; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated, issued or deemed applicable to the Acquisition by any Governmental Entity that would make consummation of the Acquisition illegal;

          (c) by Buyer if there shall be any action taken by any Governmental Entity, or any statute, rule, regulation or order enacted, promulgated, issued or deemed applicable to the Acquisition, by any Governmental Entity, which would: (i) prohibit Buyer's ownership or operation of all or a material portion of the Business or the Acquired Assets, or (ii) compel Buyer to dispose of or hold separate all or a substantial portion of the Business or the Acquired Assets or other businesses or acquired assets of Buyer material to the results of operations of Buyer, as a result of the Acquisition;

          (d) by Buyer if it is not in breach of its obligations under this Agreement that would cause the condition to Seller's obligation set forth in
Article VI not to be satisfied and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Seller that would cause the condition to Buyer's obligation set forth in Article VI not to be satisfied and such breach has not been cured within five (5) business days after written notice to Seller (provided that no cure period shall be required for a breach which by its nature cannot be cured);

          (e) by Seller if it is not in breach of its obligations under this Agreement that would cause the condition to Buyer's obligation set forth in
Article VI not to be satisfied and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Buyer that would cause the condition to Seller's obligation set forth in Article VI not to be satisfied and such breach has not been cured within five (5) business days after written notice to Buyer (provided that no cure period shall be required for a breach which by its nature cannot be cured); or

          (f) by Seller if it accepts, or resolves to accept, a Superior
Proposal.

8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Buyer or Seller, or their respective officers, directors or stockholders, provided that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided further that, the provisions of Sections 5.2, 5.3, 5.4 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

8.3 AMENDMENT. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

8.4 EXTENSION; WAIVER. At any time prior to the Closing Date, Buyer on the one hand, and Seller, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and
(iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX
                             [INTENTIONALLY OMITTED]

                                    ARTICLE X
                               GENERAL PROVISIONS

10.1 ATTORNEYS' FEES. Subject to the provisions of Article VII, if any party to this Agreement brings an action against another party to this Agreement to enforce its rights under this Agreement, the prevailing party in such action shall be entitled to recover its reasonable costs and expenses, including attorneys' fees and costs incurred in connection with such action, including the appeal of such action.

10.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via telecopy (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a)   if to Buyer to:

               Photogen Technologies, Inc.
               140 Union Square Drive
               New Hope, PA 18938
               Attention: President
               Telecopy No.: (215) 862-7139

               with a copy to:

               Susan E. Pravda, Esquire
               Epstein Becker & Green, P.C.
               111 Huntington Avenue
               Boston, MA  02199
               Telecopy No.:  (617) 342-4001

         (b)   if to Seller to:

               Alliance Pharmaceutical Corp.
               6175 Lusk Boulevard
               San Diego, CA 92121
               Attention: President
               Telecopy No.: (619) 558-5161

               with a copy to:

               Melvin Epstein, Esq.
               Stroock & Stroock & Lavan LLP
               180 Maiden Lane
               New York, NY 10038-4982
               Telecopy No.: (212) 806-6006

10.3 INTERPRETATION. When a reference is made in this Agreement to schedules or exhibits, such reference shall be to a schedule or exhibit to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.4 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery of an executed counterpart of this Agreement by facsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by facsimile also shall deliver a manually executed counterpart of this Agreement, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability or binding effect of this Agreement.

10.5 ENTIRE AGREEMENT. This Agreement and the schedules and exhibits hereto: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) are not intended to confer upon any other person any rights or remedies hereunder, unless expressly provided otherwise.

10.6 ASSIGNMENT. This Agreement shall not be assigned by either party without the prior written consent of the other party; PROVIDED, HOWEVER, that this Agreement may be assigned by Buyer without the consent of Seller to any purchaser of all or substantially all of the Acquired Assets from Buyer, or any purchaser (whether by merger, tender offer or otherwise) of all or substantially all of the issued and outstanding capital stock of Buyer.

10.7 SEVERABILITY. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.8 OTHER REMEDIES. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.9 GOVERNING LAW AND JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. The parties agree that the courts of the State of New York and the federal courts located therein shall have exclusive jurisdiction over the resolution of any disputes between the parties, and each party waives any objections based on jurisdiction, venue, forum non conviens or similar matters, and consents to service of process as provided by the rules of the State of New York.

10.10 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized respective officers, all as of the date first written above.

                                  ALLIANCE PHARMACEUTICAL CORP.



                                  By:  /s/  DUANE J. ROTH
                                       -------------------------------------
                                  Name:  Duane J. Roth
                                  Title:  Chairman, Chief Executive Officer
                                          and Chief Financial Officer

                                  PHOTOGEN TECHNOLOGIES, INC.



                                  By:  /s/  TAFFY J. WILLIAMS
                                       --------------------------------------
                                  Name: Taffy J. Williams
                                  Title:  President and Chief Executive Officer

                                                                       EXHIBIT A

                       ASSIGNMENT AND ASSUMPTION AGREEMENT

          This ASSIGNMENT AND ASSUMPTION AGREEMENT is made, executed and delivered as of the ___ day of ______________ 2003 by and between Photogen Technologies, Inc., a Nevada corporation ("Buyer"), and Alliance Pharmaceutical Corp., a New York corporation ("Seller").

                               W I T N E S S E T H

          WHEREAS, by Bill of Sale being executed and delivered by the Seller to the Buyer simultaneously herewith pursuant to an Asset Purchase Agreement between the Seller and the Buyer dated ______________, 2003 (the "Purchase Agreement"), the Seller is selling, conveying, assigning, transferring and delivering to the Buyer or its assignee all of the Acquired Assets (capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Purchase Agreement), for the consideration, in the amount and upon the terms and subject to the conditions contained in the Purchase Agreement; and

          WHEREAS, in consideration therefore, the Purchase Agreement requires that the Buyer undertake to assume and to agree to perform, pay or discharge the Assumed Liabilities.

          NOW, THEREFORE,

1. Seller hereby sells, conveys, assigns, transfers and delivers the Acquired Assets and in consideration of such sale, conveyance, assignment, transfer and delivery, Buyer hereby undertakes, assumes and agrees to perform, to the extent not heretofore performed, the Assumed Liabilities, as described in Section 1.1(c) of the Purchase Agreement.

2. The assumption by Buyer of an obligation of Seller shall not be construed to defeat, impair or limit, in any way, any rights, or remedies of Buyer to contest or dispute in good faith the validity or amount thereof.

3. Other than as specifically set forth above, Buyer assumes no liability of Seller of any kind, character or description, including without limitation, liabilities based on tort, contract or other claims.

4. This Assignment and Assumption Agreement is being executed and delivered pursuant and subject to the Purchase Agreement. Nothing in this Assignment and Assumption Agreement shall, or shall be deemed to, defeat, limit, alter, impair, enhance or enlarge any right, obligation, claim or remedy created by the Purchase Agreement. In the event of any conflict between this Assignment and Assumption Agreement and the Purchase Agreement, the Purchase Agreement shall control.

5. Buyer agrees to defend, indemnify and hold Seller, and its directors, officers, stockholders, agents, employees and consultants, harmless against and in respect of any loss, cost, expense (including expenses of investigation), claim, liability, deficiency, judgment or damage, including reasonable legal and accounting fees and expenses incurred by Seller, its officers, directors, stockholders, agents, employees or consultants, by reason of Buyer's failure to satisfy or discharge in a timely manner any of the Assumed Liabilities. This provision does not affect Buyer's rights and remedies, including without limitation Buyer's indemnification rights pursuant to the Agreement.

6. This Agreement shall be enforceable against and inure to the benefit of the successors and assigns of Buyer and shall be enforceable against and inure to the benefit of the successors and assigns of Seller.

7. This Assignment and Assumption Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument. A telephone line facsimile transmission of the Assignment and Assumption Agreement bearing a signature on behalf of a party hereto shall legal and binding on such party.

          IN WITNESS WHEREOF, this Assignment and Assumption Agreement has been duly executed and delivered by the duly authorized officers of Buyer and Seller as of the date first above written to be effective as of the ____ day of ______________, 2003.

                                 ALLIANCE PHARMACEUTICAL CORP.



                                 By:___________________________________
                                 Name:  Duane J. Roth
                                 Title: Chairman, Chief Executive Officer and Chief Financial Officer

                                 PHOTOGEN TECHNOLOGIES, INC.



                                 By:___________________________________
                                 Name: Taffy J. Williams
                                 Title:  President and Chief Executive Officer

                                                                       EXHIBIT B

                  BILL OF SALE AND GENERAL ASSIGNMENT OF ASSETS

          KNOW ALL MEN AND WOMEN BY THESE PRESENTS THAT: Alliance Pharmaceutical Corp., a New York corporation ("Seller"), pursuant to that certain Asset Purchase Agreement dated as of _____________, 2003 (the "Agreement"), by and between the Seller and Photogen Technologies, Inc., a Nevada corporation ("Buyer") for and in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, does hereby grant, bargain, sell, convey, transfer, assign, set over and deliver to Buyer, its successors and assigns, all of Seller's right, title and interest in and to all of the Acquired Assets. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Agreement.

          TO HAVE AND TO HOLD all of the properties, assets and rights granted and transferred hereby, with the appurtenances thereof, unto Buyer, its successors and assigns forever, for their own use and benefit.

          For the consideration aforesaid, Seller hereby constitutes and appoints Buyer, its successors and assigns, the true and lawful attorney or attorneys of Seller, with full power of substitution, for Seller and in its name and stead, or otherwise, but on behalf and for the benefit of Buyer, its successors and assigns, to demand and receive from time to time, any and all properties hereby given, granted, bargained, sold, assigned, transferred, conveyed, set over, confirmed and delivered and give receipts and releases for and in respect of the same and any part thereof, and from time to time to institute and prosecute in the name of Seller or otherwise, but for the benefit of Buyer, its successors and assigns, any and all proceedings at law, in equity or otherwise, which Buyer, its successors or assigns, may deem proper in order to collect, assert or enforce any claim, right or title of any kind in and to the properties hereby given, granted, bargained, sold, assigned, transferred, set over, conformed, delivered or conveyed, and to defend or compromise any or all actions, suits or proceedings in respect of any said properties and do all such acts and things in relation thereto as Buyer, its successors and assigns, shall deem advisable, Seller hereby declaring that the appointment made and the powers hereby granted are coupled with an interest and are and shall be irrevocable by Seller in any manner and for any reason.

          Seller for itself and its successors and assigns, does hereby covenant with Buyer, its successors and assigns, that Seller and its successors and assigns will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered all such further acts, deeds, bills of sale, transfers, assignments and conveyances, powers of attorney, conveying and confirming unto Buyer, its successors and assigns, all and singular, the properties hereby granted, sold, assigned, transferred, conveyed and delivered as Buyer, its successors or assigns, shall reasonably require, provided, however, that the Buyer, its successors and assigns shall prepare all necessary documentation in conformity with the terms and conditions of the Agreement at Buyer's expense.

          This Bill of Sale and General Assignment of Assets may be executed in one or more counterparts, each of which shall be an original, but which together shall constitute one and the same instrument.

                          [Next Page is Signature Page]

          IN WITNESS WHEREOF, the parties have each caused this instrument to be signed in its name by its duly authorized officer to be effective as of the ___day of __________, 2003.

                                 ALLIANCE PHARMACEUTICAL CORP.



                                 By:___________________________________
                                 Name:  Duane J. Roth
                                 Title: Chairman, Chief Executive Officer and Chief Financial Officer

                                 PHOTOGEN TECHNOLOGIES, INC.



                                 By:___________________________________
                                 Name: Taffy J. Williams
                                 Title:  President and Chief Executive Officer

                                                                       EXHIBIT C
                                   ASSIGNMENT

          WHEREAS, Alliance Pharmaceutical Corp., a corporation of the State of New York, located and doing business at 6175 Lusk Boulevard, San Diego, CA 92121 (hereinafter the "ASSIGNOR") is the sole and exclusive owner, by assignment, of certain inventions pertaining to the Imagent Business as embodied in the patents and patent applications set forth on SCHEDULE A hereto (hereinafter the "IMAGENT INVENTIONS"):

          WHEREAS, Photogen Technologies, Inc., a corporation of the State of Nevada, located and doing business at 140 Union Square Drive, New Hope, PA 18938 (hereinafter the "ASSIGNEE") is desirous of acquiring the right, title and interest in, and to the Imagent Business and the IMAGENT INVENTIONS;

          NOW, THEREFORE, in consideration of and in exchange for the sum of One Dollar ($1.00) and other good and valuable consideration, receipt of which is hereby acknowledged, the ASSIGNOR hereby sells, assigns, transfers and sets over to the ASSIGNEE, the entire right, title and interest for the United States of America and all other countries in and to the IMAGENT INVENTIONS, including all original, divisional, continuation, substitute or reissue applications and patents applied for or granted therefor in the United States of America and all other countries, the same to be held and enjoyed by the same Photogen Technologies, Inc., for its own use and enjoyment, and for the use and enjoyment of its successors, assigns and other legal representatives, to the end of the term or terms for which said Letters Patents and Applications for Utility Patents of the United States are granted or reissued or reexamined as fully and entirely as the same would have been held and enjoyed by the ASSIGNOR.

          The ASSIGNOR further assigns all claims for damages by reason of past infringement of the patents set forth on Schedule A, along with the right to sue for, and collect the same for its own use and behalf, and for the use and behalf of its successors, assigns, or other legal representatives.

          Insofar as ASSIGNOR has the right to do so by virtue of the assignments granting ASSIGNOR rights in and to the IMAGENT INVENTIONS, ASSIGNOR will make reasonable efforts to cause the named inventors of the IMAGENT INVENTIONS (i) to execute and deliver all divisional, continuation, reissue and other applications for Utility Patent pertaining to the IMAGENT INVENTIONS and all assignments thereof to the ASSIGNEE or its assigns, (ii) to communicate to the ASSIGNEE or its representatives all facts known to the named inventors respecting the IMAGENT INVENTIONS, whenever reasonably requested, provided that such requests do not unreasonably interfere with ASSIGNOR's ongoing business
(iii) to testify in any interferences or other legal proceedings in which any of said applications or patents pertaining to the IMAGENT INVENTIONS may become involved, and (iv) to sign all lawful papers, make all rightful oaths, and perform such other reasonable acts necessary to aid the ASSIGNEE, its successors, assigns and nominees to obtain patent protection for IMAGENT INVENTIONS in the United States of America and all other countries. Any and all fees, costs, and expenses incident to the foregoing shall be borne and paid solely by the ASSIGNEE.

          IN WITNESS WHEREOF, Alliance Pharmaceutical Corp. has caused these presents to be signed by its duly appointed trustee having full authority to convey its property.

                                 ALLIANCE PHARMACEUTICAL CORP.



                                 By:___________________________________
                                 Name:  Duane J. Roth
                                 Title: Chairman, Chief Executive Officer and Chief Financial Officer

ATTEST:

By:  ___________________________________


                                  CERTIFICATION

STATE OF CALIFORNIA                             )
                                                ) ss.
COUNTY OF _________________                     )
On this ____ day of __________ 2003, before me, the undersigned, a Notary Public for the State of California, personally appeared ________________________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person who executed the foregoing instrument as _________________ ___________ of the corporation named therein, and acknowledged to me that he executed the same as his voluntary act on behalf of such corporation with authority to do so for the purposes therein set forth.
_______________________________________
Notary Public
My Commission expires:
___________________

          Photogen Technologies, Inc. has hereby acknowledges and accepts the foregoing assignment.

                                 PHOTOGEN TECHNOLOGIES, INC.



                                 By:___________________________________
                                 Name: Taffy J. Williams
                                 Title:  President and Chief Executive Officer



                                  CERTIFICATION

COMMONWEALTH OF PENNSYLVANIA                    )
                                                ) ss.
COUNTY OF _________________                     )
On this ____ day of __________ 2003, before me, the undersigned, a Notary Public for the Commonwealth of Pennsylvania, personally appeared ________________________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person who executed the foregoing instrument as _________________ ___________ of the corporation named therein, and acknowledged to me that he executed the same as his voluntary act on behalf of such corporation with authority to do so for the purposes therein set forth.
_______________________________________
Notary Public
My Commission expires: ___________________

                                   SCHEDULE A


PATENT NO.                    GRANTED         INVENTOR(S)                                TITLE
---------------------- ---------------------- --------------------- -------------------------------------------------
5,605,673              February 25, 1997      Schutt et al.         Stablized Microbubble Composition for Ultrasound

5,626,833              May 6, 1997            Schutt et al.         Ultrasound Imaging Method Using Microbubbles


5,639,443              June 17, 1997          Schutt et al.         Stablized Microbubble Compositions

5,695,741              December 9, 1997       Schutt et al.         Stable Microbubble Precursors

5,720,938              February 24, 1998      Schutt et al.         Systems for the Formation of Microbubbles

5,798,091              August 25, 1998        Trevino et al.        Stablized Gas Emulsion Containing Phospholipid
                                                                    for Ultrasound Contrast Enhancement

6,258,339              July 10, 2001          Schutt et al.         Osmotically Stablized Microbubble Preparations

6,280,704              August 28, 2001        Schutt et al.         Ultrasonic Imaging System Utilizing a
                                                                    Long-Persistence Contrast Agent

6,280,705              August 28, 2001        Trevino et al.        Kits & Systems for Ultrasonic Imaging

6,287,539              September 11, 2001     Schutt et al.         Methods of Imaging Using Ostomotically
                                                                    Stabilized Microbubble Preparations


5,540,909              July 30, 1996          Schutt                Harmonic Ultrasound Imaging with Microbubbles

5,733,527              March 31, 1998         Schutt                Methods for Harmonic Imaging with Ultrasound

6,019,960              February 1, 2000       Schutt                Systems for Harmonic Ultrasound Imaging


6,036,644              March 14, 2000         Schutt                Enhanced Methods of Ultrasound Imaging Using
                                                                    Multiple Frequencies

6,056,943              May 2, 2000            Schutt                Methods of Ultrasound Imaging Using
                                                                    Phospholipid Stablized Microbubbles


APPLN NO.                   FILED            INVENTOR(S)                                 TITLE
----------------------------------------------------------------------------------------------
09/863,982              May 21, 2001             Schutt et al.               Osmotically Stabilized
                                                                             Microbubble Preparations


09/919,433             July 30, 2001             Schutt et al.               Ultrasonic Imaging System
                                                                             Utilizing a Long-Persistence
                                                                             Contrast Agent


09/991,445              November 16, 2001        Schutt et al.               Stabilized Microbubble Compositions

10/029,712              December 19, 2001        Schutt et al.               Mixed Gas Microbubble Compositions


                                                                       EXHIBIT D


                               A S S I G N M E N T

          WHEREAS, Alliance Pharmaceutical Corp., a New York corporation, having a principal place of business at 6175 Lusk Boulevard, San Diego, CA, 92121, has adopted and is the owner of the following trademarks now registered or whose registration has been applied for in the United States Patent and Trademark Office and in certain foreign countries:


         TRADEMARK REGISTRATIONS

         COUNTRY                    REGISTRATION NO.                REGISTRATION DATE                MARK
         -------                    ----------------                -----------------                ----

         U.S.                       1,582,204                       2/13/90                          IMAGENT

         U.S.                       2,010,189                       10/22/96                         IMAGENT

         Benelux                    471,235                         11/16/89                         IMAGENT

         France                     1,605,523                       12/7/89                          IMAGENT

         Israel                     74,447                          3/17/93                          IMAGENT

         Italy                      00573536                        8/13/92                          IMAGENT

         Japan                      2436379                         7/31/92                          IMAGENT

         TRADEMARK APPLICATIONS

         COUNTRY                      SERIAL NO.                     FILING DATE             MARK
         -------                      ----------                     -----------             -----

         U.S.                         76/426,064                     6/28/02                 IMAGENT
                                                                                        PERFLEXANE LIPID
                                                                                      MICROSPERES & Design

         European CTM                 2983799                        12/19/02                IMAGENT
                                                                                        PERFLEXANE LIPID
                                                                                       MICROSPERES & Design

         Japan                        2002-106619                    12/17/02               IMAGENT
                                                                                        PERFLEXANE LIPID
                                                                                       MICROSPERES & Design


          WHEREAS, Photogen Technologies, Inc., a Nevada corporation, having a present place of business at 140 Union Square Drive, New Hope, PA 18938, is desirous of acquiring said marks and the applications and/or registered trademarks thereof;

          NOW, THEREFORE, in consideration of and in exchange for the sum of One Dollar ($1.00) and other good and valuable consideration, the receipt of which is hereby acknowledged, Alliance Pharmaceutical Corporation does hereby assign unto Photogen Technologies, Inc. all right, title, and interest in the United States and all foreign countries and to said trademarks, registrations and applications, together with the goodwill of the business symbolized by the trademarks and the above-identified applications and/or the registrations thereof.

                                 ALLIANCE PHARMACEUTICAL CORP.



                                 By:___________________________________
                                 Name:  Duane J. Roth
                                 Title: Chairman, Chief Executive Officer and Chief Financial Officer



                                                   CERTIFICATION

STATE OF CALIFORNIA                             )
                                                ) ss.
COUNTY OF _________________                     )
On this ____ day of __________ 2003, before me, the undersigned, a
Notary Public for the State of California, personally appeared ________________________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person who executed the foregoing instrument as _________________ ___________ of the corporation named therein, and acknowledged to me that he executed the same as his voluntary act on behalf of such corporation with authority to do so for the purposes therein set forth.
_______________________________________
Notary Public
My Commission expires:  ___________________

          Photogen Technologies, Inc. has hereby acknowledges and accepts the foregoing assignment.

                                 PHOTOGEN TECHNOLOGIES, INC.



                                 By:___________________________________
                                 Name: Taffy J. Williams
                                 Title:  President and Chief Executive Officer



                                  CERTIFICATION

COMMONWEALTH OF PENNSYLVANIA                    )
                                                ) ss.
COUNTY OF _________________                     )
On this ____ day of __________ 2003, before me, the undersigned, a Notary Public for the Commonwealth of Pennsylvania, personally appeared ________________________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person who executed the foregoing instrument as _________________ ___________ of the corporation named therein, and acknowledged to me that he executed the same as his voluntary act on behalf of such corporation with authority to do so for the purposes therein set forth.
_______________________________________
Notary Public My Commission expires: ___________________

                                                                       EXHIBIT E

                 SECURED CREDITORS RELEASE AND WAIVER OF CLAIMS

                                                                       EXHIBIT F

                UNSECURED CREDITORS RELEASE AND WAIVER OF CLAIMS

                                                                       EXHIBIT G

                             [INTENTIONALLY OMITTED]

                                                                       EXHIBIT H

                            NON-COMPETITION AGREEMENT

          This NON-COMPETITION AGREEMENT (the "Agreement") is made and entered into as of _________, 2003 by and between Photogen Technologies, Inc., a Nevada corporation ("Buyer"), and Alliance Pharmaceutical Corp., a New York corporation ("Seller"). This Agreement is being entered into pursuant to Section 6.3(j) of that certain Asset Purchase Agreement of even date by and between Buyer and Seller (the "Purchase Agreement"), and the consideration contained therein applies for this Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Purchase Agreement.

          Seller agrees that for a period of five (5) years from the date hereof, Seller shall not directly or indirectly:

          (a) Call upon, divert, influence or solicit, or attempt to call upon, divert, influence or solicit any employee or customer of Buyer with respect to the Business or the Acquired Assets;

          (b) Subject to the proviso of Section 5.2 of the Purchase Agreement, divulge any names and addresses of any information concerning any person who is an employee or customer of Buyer on the Closing Date or was an employee or customer at any time during the twelve-month period prior to the Closing;

          (c) Subject to the proviso of Section 5.2 of the Purchase Agreement, disclose any information or knowledge relating to Buyer, including Buyer's methods of conducting business, to any person, persons, firms, corporations, or other entities unaffiliated with Buyer for any reason or for any purpose whatsoever;

          (d) Carry on, or own, manage, operate, control, be employed by, at any level, participate in or be connected in any manner with any person, firm or corporation that carries on business in direct competition with Buyer. For the purpose of this agreement, the term "in direct competition" shall mean any person, firm or corporation selling pharmaceutical products that are used as contrast agents in medical imaging.

          Seller further agrees that for a period of two (2) years from the date hereof, Seller shall not hire nor solicit for employment nor induce to cease employment with Buyer, any employee of Buyer, except, in the case of hiring or solicitation, for persons who had not been employees of Buyer for a period of twelve months prior to the date of such hiring or solicitation.

          Notwithstanding anything to the contrary herein contained, solicitation shall not include the placement of general advertisements for employees.

          The restrictive covenants contained herein are intended to apply throughout the world.

          Seller acknowledges that the restrictions contained herein, in view of the nature of the business in which Buyer is engaged, are reasonable and necessary in order to protect the legitimate interests of Buyer, and that any violation thereof could result in irreparable injuries to Buyer. Seller acknowledges that, in the event of a breach or threatened breach of the restrictions herein, Buyer shall be entitled to obtain from any court of competent jurisdiction, preliminary and permanent injunctive relief restraining Seller from any violation of the foregoing.

          Nothing herein shall be construed as prohibiting Buyer from pursuing any other remedies available for such breach or threatened breach, including recovery of damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, from Seller.

          Seller acknowledges its intention that Buyer shall have the broadest possible protection of the value of the business of Buyer in the trade area set forth above consistent with public policy, and it will not violate the intent of the parties if any court of competent jurisdiction should determine, in an appropriate decree, that, consistent with established precedent of the forum state, the public policy of such state requires a more limited restriction in geographical area or duration of the aforesaid covenant.

          This Agreement shall be enforceable against and inure to the benefit of the successors and assigns of the Buyer and shall be enforceable against and inure to the benefit of the successors and assigns of the Seller.

          This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflicts of law rules.

          This Agreement may be executed in one or more counterparts, each of which shall be an original, but which together shall constitute one and the same instrument.

                          [Next Page is Signature Page]

          IN WITNESS WHEREOF, the parties have each caused this instrument to be signed in its name by its duly authorized officer to be effective as of the date first above written.

                                 ALLIANCE PHARMACEUTICAL CORP.



                                 By:___________________________________
                                 Name:  Duane J. Roth
                                 Title: Chairman, Chief Executive Officer and Chief Financial Officer

                                 PHOTOGEN TECHNOLOGIES, INC.



                                 By:___________________________________
                                 Name: Taffy J. Williams
                                 Title:  President and Chief Executive Officer

                                                                       EXHIBIT I

                 NON-COMPETITION AND NON-SOLICITATION AGREEMENT

          This NON-COMPETITION AND NON-SOLICITATION AGREEMENT (the "Agreement") is made and entered into as of June __, 2003 by and between Photogen Technologies, Inc., a Nevada corporation ("Buyer"), and Duane J. Roth ("Roth"). This Agreement is being entered into pursuant to Section 6.3(k) of that certain Asset Purchase Agreement of even date (the "Purchase Agreement") by and between Buyer and Alliance Pharmaceutical Corp., a New York corporation ("Seller"), and the consideration contained therein applies for this Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Purchase Agreement.

          Roth is the Chairman, Chief Executive Officer and Chief Financial Officer of Seller.

          Roth agrees that for a period of five (5) years from the date hereof, Roth shall not directly or indirectly:

          (a) Call upon, divert, influence or solicit, or attempt to call upon, divert, influence or solicit any employee or customer of Buyer with respect to the Business or the Acquired Assets;

          (b) Subject to the proviso of Section 5.2 of the Purchase Agreement, divulge any names and addresses of any information concerning any person who is an employee or customer of Buyer on the Closing Date or was an employee or customer at any time during the twelve-month period prior to the Closing;

          (c) Subject to the proviso of Section 5.2 of the Purchase Agreement, disclose any information or knowledge relating to Buyer, including Buyer's methods of conducting business, to any person, persons, firms, corporations, or other entities unaffiliated with Buyer for any reason or for any purpose whatsoever;

          (d) Carry on, or own, manage, operate, control, be employed by, at any level, participate in or be connected in any manner with any person, firm or corporation that carries on business in direct competition with Buyer. For the purpose of this agreement, the term "in direct competition" shall mean any person, firm or corporation selling pharmaceutical products that are used as contrast agents in medical imaging.

          Roth further agrees that for a period of two (2) years form the date hereof, Roth shall not hire nor solicit for employment nor induce to cease employment with Buyer, any employee of Buyer, except, in the case of hiring or solicitation, for persons who had not been employees of Buyer for a period of twelve months prior to the date of such hiring or solicitation.

          Notwithstanding anything to the contrary herein contained, solicitation shall not include the placement of general advertisements for employees.

          The restrictive covenants contained herein are intended to apply throughout the world.

          Roth acknowledges that the restrictions contained herein, in view of the nature of the business in which Buyer is engaged, are reasonable and necessary in order to protect the legitimate interests of Buyer, and that any violation thereof could result in irreparable injuries to Buyer. Roth acknowledges that, in the event of a breach or threatened breach of the restrictions herein, Buyer shall be entitled to obtain from any court of competent jurisdiction, preliminary and permanent injunctive relief restraining Roth from any violation of the foregoing.

          Nothing herein shall be construed as prohibiting Buyer from pursuing any other remedies available for such breach or threatened breach, including recovery of damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, from Roth.

          Roth acknowledges its intention that Buyer shall have the broadest possible protection of the value of the business of Buyer in the trade area set forth above consistent with public policy, and it will not violate the intent of the parties if any court of competent jurisdiction should determine, in an appropriate decree, that, consistent with established precedent of the forum state, the public policy of such state requires a more limited restriction in geographical area or duration of the aforesaid covenant.

          This Agreement shall be enforceable against and inure to the benefit of the successors and assigns of the Buyer and shall be enforceable against and inure to the benefit of the successors and assigns of the Roth.

          This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflicts of law rules.

          This Agreement may be executed in one or more counterparts, each of which shall be an original, but which together shall constitute one and the same instrument.

                          [Next Page is Signature Page]

          IN WITNESS WHEREOF, each of the parties has signed or caused this instrument to be signed in its name by its duly authorized officer to be effective as of the date first above written.



                                ___________________________________
                                Duane J. Roth


                                PHOTOGEN TECHNOLOGIES, INC.


                                 By:___________________________________
                                 Name: Taffy J. Williams
                                 Title:  President and Chief Executive Officer

                                                                       EXHIBIT J

                        ROTH RELEASE AND WAIVER OF CLAIMS

                                                                     EXHIBIT K

                              FDA MATTERS AGREEMENT

          This FDA MATTERS AGREEMENT is made, executed and delivered as of the ____ day of ____, 2003 by and between Photogen Technologies, Inc., a Nevada corporation (the "Buyer"), and Alliance Pharmaceutical Corp., a New York corporation (the "Seller").

          WITNESSETH

          WHEREAS, pursuant to an Asset Purchase Agreement between the Seller and the Buyer, dated _________ _____, 2003 (the "Purchase Agreement"), the Seller is selling, conveying, assigning, transferring and delivering to the Buyer or its assignee all of the Acquired Assets (capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Purchase Agreement), for consideration, in the amount, upon the terms and subject to the conditions contained in the Purchase Agreement;

          WHEREAS, certain of the Acquired Assets are subject to U.S. Food and Drug Administration (FDA) regulatory controls;

          WHEREAS, one of the Acquired Assets, namely the Imagent(R) product, must be transferred from the Seller tO the Buyer in compliance with laws administered and enforced by FDA; and

          WHEREAS, the ownership transfer of the Imagent(R) manufacturing facility, one of the Acquired Assets, requires updating certain regulatory information with FDA.

          NOW, THEREFORE, regarding the transfer of ownership of the Imagent(R) product (along with its FDA approvaL rights) and the product's manufacturing facility, the Seller and the Buyer agree as follows:

          1. The parties shall comply with their respective obligations under 21 C.F.R. ss. 314.72, governing a change in ownership of an NDA application, including following any relevant implementing agency policies and filing relevant agency forms with FDA.

          2. The parties shall comply with their respective obligations under 21 C.F.R. Part 207 to change and/or update drug establishment registration and listing information with FDA to reflect the change in ownership of the product and facility.

          3. If the NDA application incorporates one or more drug master files
(DMF) pursuant to 21 C.F.R. ss. 314.420, the parties shall collaborate to have the Buyer added to the relevant DMF list(s) of persons authorized to reference the DMF(s) in research or marketing applications to FDA.

          4. Seller shall deliver to Buyer on the Closing Date all records, correspondence and documentation in the Seller's possession related to FDA's regulation of the Business and the Imagent(R) product, including but not limited to:

          a. All labeling, advertising and marketing materials for the Imagent(R) product, including, but not limited to, all product labels, package inserts, sales brochures, print, radio, television, and Internet advertisements, and webpage materials;

          b. All records and documentation required under or related to the Seller's quality system for good manufacturing practices under 21 C.F.R. Parts 210 and 211, including, but not limited to: all standard operating procedures; work instructions; employee and consultant records; production, laboratory, testing, inspection, maintenance, validation and distribution protocols, results, and data; and product complaint records;

          c. All records, correspondence and documentation required under or related to drug establishment registration and drug listing under 21 C.F.R. Part 207, including but not limited to Form(s) FDA-2656 (Registration of Drug Establishment/Labeler Code Assignment), Form(s) FDA-2657 (Drug Product Listing), Form(s) FDA-2658 (Registered Establishment's Report of Private Label Distributors) and any updates to these forms;

          d. All records, correspondence and documentation required under or related to new drug, investigational new drug and related requirements under 21 C.F.R. Parts 50, 54, 56, 310, 312, 314 and 315, including, but not limited to: product description/composition data; Investigational New Drug (IND) applications; any supplements thereto; correspondence to or from FDA regarding IND applications or supplements; non-clinical and clinical trial protocols and data; New Drug Applications (NDA); any supplements thereto; any correspondence to or from FDA regarding NDAs or NDA supplements; and annual, adverse drug experience, field alert, promotion and advertising and other reports required under 21 C.F.R. Part 314;

          e. All records, correspondence and documentation related to drug master files (DMF) and their holders, for DMFs cross-referenced by the Seller in product research and/or marketing applications to FDA;

          f. All records, correspondence or documentation related to FDA establishment inspections or other investigations of and enforcement actions against the Seller, its officers or employees, the Imagent(R) product, oR its Imagent(R) manufacturing facility, including, but not limited to, Forms FDA-483 (Inspectional Observations), Establishment Inspection Reports, Warning Letters, untitled or other compliance letters, and the Seller's responses to any of these documents; and

          g. All records, correspondence or documentation related to FDA and/or U.S. Department of Justice investigations of or legal actions against the Seller, its officers or employees, the Imagent(R) product, or its Imagent(R) manufacturing facility, related to violations or alleged violations of the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. ss. 301 ET SEQ. or other federal laws.

          5. The Seller shall deliver to the Buyer on the Closing Date all Imagent(R) product samples (retained or undergoing testing) in the Seller's possession.

          IN WITNESS WHEREFORE, this Agreement has been duly executed and delivered by the duly authorized officers of the Seller and the Buyer as of the date first above written to be effective as of the _____ day of _____, 2003.


                                 ALLIANCE PHARMACEUTICAL CORP.



                                 By:___________________________________
                                 Name:  Duane J. Roth
                                 Title: Chairman, Chief Executive Officer and Chief Financial Officer

                                 PHOTOGEN TECHNOLOGIES, INC.



                                 By:___________________________________
                                 Name: Taffy J. Williams
                                 Title:  President and Chief Executive Officer

                                                                      EXHIBIT L

                                ESCROW AGREEMENT

                                                                      EXHIBIT M

                           EXCLUSIVE LICENSE AGREEMENT

                                                                      EXHIBIT N

                             PARTICIPATION AGREEMENT

                                                                      EXHIBIT O

                                INVESTMENT LETTER

                                  (Individual)

                                                                      EXHIBIT P

                                INVESTMENT LETTER

                                    (Entity)

                                                                      EXHIBIT Q

                      EMPLOYEE RELEASE AND WAIVER OF CLAIMS